As filed with the Securities and Exchange Commission on November 17, 2004

Registration No. 333-120209

Registration No. 333-120209-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW CENTURY FINANCIAL CORPORATION	NEW CENTURY TRS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Maryland	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

56-2451736	33-0683629
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Brad A. Morrice

Vice Chairman, President and Chief Operating Officer

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

Copies to:

Peter T. Healy, Esq. O’Melveny & Myers LLP 275 Battery Street, 26th Floor San Francisco, California 94111 (415) 984-8700	Steven B. Stokdyk, Esq. Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, California 90067 (310) 712-6600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement is declared effective and all conditions to the proposed transaction have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

New Century Financial Corporation, a Maryland corporation formerly known as New Century REIT, Inc. (“New Century Financial”), and New Century TRS Holdings, Inc., a Delaware corporation formerly known as New Century Financial Corporation and a wholly-owned subsidiary of New Century Financial (“New Century TRS”), have filed this joint registration statement with the Securities and Exchange Commission to register (i) the issuance of shares of New Century Financial common stock in exchange for New Century TRS’s 3.50% convertible senior notes due 2008 pursuant to the offer described in the prospectus and (ii) the resale of such shares. You should not rely on the information contained in the prospectus in making any investment decision regarding the offer until the registration statement is declared effective by the Securities and Exchange Commission.

The information in this preliminary prospectus is not complete and may be changed. We may not complete the offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, dated November 17, 2004

OFFER TO CONVERT

New Century TRS Holdings, Inc.

3.50% Convertible Senior Notes Due 2008

For

Cash and Shares of Common Stock of

New Century Financial Corporation

Subject to the terms and conditions described in this prospectus

New Century TRS Holdings, Inc., or New Century TRS, is a wholly-owned subsidiary of New Century Financial Corporation, or New Century Financial, a mortgage real estate investment trust, or REIT, that was recently formed to continue and expand upon the business of New Century TRS.

New Century TRS hereby offers, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, to have converted all of its outstanding 3.50% convertible senior notes due 2008 for shares of common stock, $0.01 par value per share, of New Century Financial and cash. An aggregate principal amount of $210 million of notes is outstanding. The notes are currently convertible at a rate of 28.7366 shares of New Century Financial common stock for each $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $34.80 per share (subject to certain adjustments). Holders who tender their notes for conversion on or prior to             , December     , 2004 will receive for each $1,000 principal amount a total of:

•	28.7366 shares of New Century Financial common stock issuable on conversion of the notes in accordance with their terms;

•	an additional $ payable in shares of New Century Financial common stock based upon the average of the closing prices for the eight trading days ending on the second business day preceding the expiration of the offer; and

•	accrued and unpaid interest from July 3, 2004 payable in cash.

New Century Financial common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “NEW.” The closing price of New Century Financial common stock on November 16, 2004 was $63.76 per share.

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON         , DECEMBER     , 2004, UNLESS THE OFFER IS EXTENDED.

SEE RISK FACTORS BEGINNING ON PAGE 11 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN EVALUATING THIS OFFER.

None of New Century TRS, New Century Financial, the exchange agent, the information agent, the dealer managers or any other person is making any recommendation as to whether you should choose to tender your notes in the offer. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers                Bear, Stearns & Co. Inc.

Dealer Managers

Prospectus dated                     , 2004.

As used in this prospectus, except where the context otherwise requires or as otherwise indicated, “New Century Financial,” “company,” “we,” “our,” and “us” refer to New Century Financial Corporation and our subsidiaries, including our wholly-owned subsidiary, New Century TRS. References in this prospectus to “New Century TRS” refer to New Century TRS Holdings, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

You should rely only on the information contained or incorporated by reference in this prospectus. None of New Century Financial, New Century TRS or the dealer managers has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither New Century Financial nor New Century TRS is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. The business, financial condition, results of operations and prospects of New Century Financial or New Century TRS may have changed since that date.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Century Financial and New Century TRS file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be examined without charge at the public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain these materials from us at no cost by directing a written or oral request to us at New Century Financial Corporation, 18400 Von Karman Avenue, Suite 1000, Irvine, California, 92612, Attention: Vice President of Investor Relations, or by telephone at (949) 440-7030, or email at cmarrell@ncen.com, or at our website at www.ncen.com. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including New Century Financial and New Century TRS, that file electronically with the Securities and Exchange Commission.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus and the information contained in documents incorporated by reference. Because this is a summary, it may not contain all the information you should consider before deciding whether to accept New Century TRS’s offer and tender your New Century TRS notes in the offer. You should read this entire prospectus carefully, including the section titled “Risk Factors,” before making an investment decision.

New Century Financial Corporation

Our Business

We are a mortgage real estate investment trust, or REIT, and one of the nation’s largest non-prime mortgage finance companies. We originate, purchase, retain, sell and service primarily first mortgage products to borrowers nationwide. We focus on lending to individuals whose borrowing needs are generally not fulfilled by traditional financial institutions because they do not satisfy the credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. We originate and purchase loans on the basis of the borrower’s ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property, as measured by the borrower’s loan-to-value ratio, or LTV. We have been originating and purchasing subprime loans since 1996 and believe we have developed a comprehensive and sophisticated process of credit evaluation and risk-based pricing that allows us to effectively manage the potentially higher risks associated with this segment of the mortgage industry.

Recent Developments

The REIT conversion

On April 5, 2004, the board of directors of New Century TRS, a Delaware corporation formerly known as New Century Financial Corporation, approved a plan to change its capital structure to enable it to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. The decision to convert to a REIT was based on several factors, including the potential for increased stockholder return, tax efficiency and ability to achieve growth objectives. On April 19, 2004, the board of directors of New Century TRS approved certain legal and financial matters related to the proposed REIT conversion.

On April 12, 2004, New Century TRS formed New Century Financial Corporation, a Maryland corporation formerly known as New Century REIT, Inc. On September 15, 2004, the stockholders of New Century TRS approved and adopted the merger agreement which implemented the restructuring of New Century Financial in order for it to qualify as a REIT.

Pursuant to the merger agreement, (i) a wholly-owned subsidiary of New Century Financial merged with and into New Century TRS, with New Century TRS as the surviving corporation, (ii) each outstanding share of common stock of New Century TRS was converted into one share of New Century Financial common stock, (iii) New Century TRS became a wholly-owned subsidiary of New Century Financial and New Century REIT, Inc. changed its name to New Century Financial Corporation. The merger was consummated and became effective on October 1, 2004.

As part of the REIT conversion transactions, on October 6, 2004, New Century Financial consummated a public offering of 13,500,000 shares of its common stock at $58.00 per share for gross proceeds of approximately $783 million. Concurrent with the closing of the public offering, New Century Financial sold 636,885 shares of its common stock in a private placement transaction to Friedman, Billings, Ramsey Group, Inc. for gross proceeds of approximately $35 million. New Century Financial agreed to register for resale shares purchased by Friedman, Billings, Ramsey Group, Inc. in the private placement. The registration rights agreement requires that New Century Financial file a registration statement 180 days after the closing of the private placement but no later than 210 days after such date. We intend to use the net proceeds of the public offering and the concurrent private placement for general working capital purposes, substantially all of which will be used to build a portfolio of self-originated mortgage loans and, if necessary to maintain our REIT status, to purchase mortgage-related assets from third parties.

Effect of the merger on the notes

As a result of the merger, the notes, which were convertible into shares of New Century TRS common stock prior to the merger, became convertible into shares of New Century Financial common stock at the same conversion rate as in effect on the date of the merger, subject to further adjustments upon the occurrence of certain events. On September 30, 2004, New Century Financial, New Century TRS and the trustee under the indenture governing the notes entered into a supplemental indenture pursuant to which New Century Financial agreed to issue shares of its common stock upon conversion of the New Century TRS notes under the indenture and New Century TRS agreed to continue to be responsible for all other obligations under the indenture. While New Century Financial has agreed to issue shares of its common stock upon conversion of the notes, the conversion obligation represents New Century TRS’s sole obligation and liability. The notes are currently convertible at a rate of 28.7366 shares of New Century Financial common stock for each $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $34.80 per share (subject to certain adjustments).

Transactions Related to the Offer

In order to enable New Century TRS to deliver shares of New Century Financial common stock to tendering noteholders in the offer, New Century TRS entered into a purchase agreement with New Century Financial pursuant to which New Century TRS has agreed to purchase, for cash, that number of shares of New Century Financial common stock as is necessary for New Century TRS to satisfy its share delivery obligations under the offer. The purchase agreement also provides that New Century TRS will purchase, for cash, that number of shares of New Century Financial common stock as is necessary for New Century TRS to satisfy its obligations under the indenture to issue shares of New Century Financial common stock upon conversion of the notes. All such sales and purchases will be effected in an arm’s-length manner for the then-fair market value of such shares of New Century Financial common stock. To the extent that such purchases cause New Century TRS to exceed the 9.8% restriction on beneficial ownership in value or in number of shares of New Century Financial common stock contained in New Century Financial’s charter, the board of directors of New Century Financial has granted New Century TRS a waiver from such restriction.

In connection with the original issuance of the notes, New Century TRS entered into two agreements to simultaneously purchase a call option and sell a warrant on its common stock. The purpose of the option and warrant was to reduce the economic dilution of the conversion premium under the notes. The option granted to New Century TRS the right to purchase from an affiliate of Bear Stearns & Co. Inc., or Bear Stearns, one of the initial purchasers of the notes, at any time up to 6,034,675 shares of New Century TRS common stock at a strike price of $34.80 per share (subject to certain adjustments). The warrant granted to an affiliate of Bear Stearns the right to purchase from New Century TRS up to 6,034,668 shares of New Century TRS common stock for a limited period of time upon maturity of the notes at a price of $47.59 per share (subject to certain adjustments).

Like the notes, the option and warrant became exercisable for shares of New Century Financial common stock, rather than New Century TRS common stock, as a result of the merger. Concurrent with the completion of the offer, we expect that New Century TRS and the affiliate of Bear Stearns will terminate the option and warrant. We refer to this termination as the call spread settlement. Assuming all of the notes are tendered in the offer, New Century TRS expects to receive a cash payment from the affiliate of Bear Stearns in connection with the call spread settlement.

Changes in Our Business as a Result of the Merger

As a result of the recently completed merger and the related public offering, we expect that over time a significant source of our revenue will be interest income generated from our portfolio of mortgage loans held by New Century Financial and its qualified REIT subsidiaries. We also expect to generate revenue from the sale of loans, servicing income and loan origination fees, all of which we initially expect to be generated by New Century Financial’s taxable REIT subsidiaries. We expect the primary components of our expenses to be interest expense on our warehouse lines and other borrowings and our securitizations, general and administrative expenses, and payroll and related expenses arising from our origination and servicing businesses.

We intend to continue to sell loans through New Century Financial’s taxable REIT subsidiaries and generate gain on sale, or GOS, income, origination fees and servicing income through those subsidiaries. Subject to the limitations imposed by applicable REIT tax rules, we expect to retain some or all of the after-tax earnings of the taxable REIT subsidiaries in such subsidiaries, enabling us to increase our capital and provide for future growth.

As a result of the merger and the related transactions, we have made and will continue to make certain changes to our business operations, some of which are described below:

•	Loan origination, acquisition and servicing. We will continue to originate, underwrite, process, fund and service a majority of loans through one or more of New Century TRS’s taxable REIT subsidiaries, including New Century Mortgage Corporation, our indirect subsidiary, in accordance with our existing policies, procedures and underwriting guidelines. In addition, we expect to be able to originate mortgage loans in a majority of states through us or one or more of our qualified REIT subsidiaries, including New Century Credit Corporation, or New Century Credit. Over time, we expect that we and/or one or more of our qualified REIT subsidiaries will become authorized to originate mortgage loans in the remaining states in which we or they are not currently authorized.

•	Loan sales. Prior to the recently completed merger, New Century TRS sold most of its loans through whole loan sales or securitizations through NC Capital Corporation, our indirect subsidiary. We now intend to conduct non-real estate mortgage investment conduit, or REMIC, collateralized mortgage obligation, or CMO, securitization activities in one or more of our qualified REIT subsidiaries, such as New Century Mortgage Securities LLC, or NCMS. Non-REMIC CMOs are treated as debt for both generally accepted accounting principles and tax purposes, thereby resulting in no GOS being recognized for either generally accepted accounting principles or income tax purposes. The non-GOS treatment creates portfolio earnings for both financial reporting pursuant to generally accepted accounting principles and tax purposes. We have and will continue to purchase loans from New Century TRS or one or more of its taxable REIT subsidiaries in arm’s-length transactions at fair market value in order to enable us to meet the asset and income tests applicable to REITs. We will determine fair market value based on prevailing market prices for similar whole loan sale and securitization transactions executed with unaffiliated third parties.

•	Short-term financing. In connection with our conversion to a REIT, we and our qualified REIT subsidiaries have structured some of our existing financing facilities to allow our qualified REIT subsidiaries and our taxable REIT subsidiaries to share the facilities as co-borrowers. In addition, we expect to add new short-term financing facilities to originate loans. Ultimately, these loans will be financed through longer-term securitizations.

•	Long-term financing. We expect to continue financing our loan portfolio for the long-term through securitizations. If we or one of our qualified REIT subsidiaries were to securitize mortgage assets on a regular basis (other than through the issuance of non-REMIC CMOs), there is a substantial risk that the securities could be “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. We expect to securitize such mortgage assets through the issuance of non-REMIC CMOs, whereby we retain the equity interests in the mortgage-backed assets used as collateral in the securitization transaction.

•	Hedging. We currently use various derivative financial instruments to attempt to mitigate interest rate risks. When interest rates change, we expect the gain or loss on derivatives to be substantially offset by a related but inverse change in the value of the assets that we hold or the amount of future interest payments on the related liabilities. We expect to continue this hedging strategy; however, REIT qualification tests will limit the amount of income we can receive from financial derivatives in New Century Financial. As a result, we may be required to conduct some hedging activities through one or more of our taxable REIT subsidiaries, which will subject the related hedging income to corporate income tax and, in some circumstances, may impair our ability to mitigate interest rate risk.

Our Corporate Information

New Century Financial was formed as a Maryland corporation in April 2004. New Century Financial’s common stock has been listed on the NYSE under the symbol “NEW” since October 1, 2004. New Century TRS was formed as a Delaware corporation in 1995. Prior to October 1, 2004, New Century TRS’s common stock was quoted on The Nasdaq National Market under the symbol “NCEN”. New Century TRS’s common stock is no longer listed on any national securities exchange or quoted on any over-the-counter market. Our principal executive offices are located at 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612, our telephone number at that location is (949) 440-7030 and our Internet website is www.ncen.com. The contents of our website are not part of this prospectus.

THE OFFER

The Offer

New Century TRS is offering, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, shares of New Century Financial common stock and cash to holders who convert New Century TRS’s 3.50% convertible senior notes due 2008, which we refer to as the notes. Holders who tender their notes for conversion on or prior to             , December     , 2004 will receive for each $1,000 principal amount a total of:

•	28.7366 shares of New Century Financial common stock issuable on conversion of the notes in accordance with their terms;

•	an additional $ payable in shares of New Century Financial common stock based upon the average of the closing prices for the eight trading days ending on the second business day preceding the expiration of the offer; and

•	accrued interest from July 3, 2004 payable in cash.

New Century TRS will accept for conversion all notes validly tendered and not withdrawn on or prior to             , December     , 2004, on the terms and conditions of the offer described in this prospectus. New Century TRS will pay cash in lieu of issuing fractional shares.

As of the date of this prospectus, $210 million in aggregate principal amount of notes is outstanding. As of November 1, 2004, all of the notes were registered in the name of Cede & Co., Inc., which held the notes for its participants. See “The Offer—Terms of the Offer.”

Conditions to the Offer

The offer is subject to certain customary conditions, including, without limitation, that the registration statement, of which this prospectus is a part, shall have been declared effective by the Securities and Exchange Commission. New Century TRS may waive all of the conditions to the offer in its sole and absolute discretion, except for the registration statement effectiveness condition.

Purpose of the Offer

The offer is being made by New Century TRS in order to encourage noteholders to convert their notes before the expiration of the offer. We believe that the conversion of the notes will improve our capitalization on a consolidated basis by increasing our outstanding equity base and reducing our indebtedness. Additionally, we believe that the conversion reduces our interest expense and better allows us to conserve cash for use in our business. Further, we expect that it will improve our ability to issue new debt at attractive rates and beneficial terms, which may lower our long-term capital costs. We believe that improving our capitalization may provide us with enhanced access to the capital markets and expand our opportunities for future growth.

Accrued and Unpaid Interest	As described under “The Offer” above, tendering noteholders will receive payment of accrued and unpaid interest since July 3, 2004 in cash in accordance with the terms of the notes.

Expiration Date

5:00 p.m., New York City time, on                     , December     , 2004, which date we refer to as the expiration date, unless extended or earlier terminated by New Century TRS. New Century TRS may extend the expiration date for any reason in its sole and absolute discretion. If New Century TRS decides to extend the expiration date, it will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration of the offer. See “The Offer—Expiration Date; Extensions; Amendments.”

Termination of the Offer	New Century TRS reserves the right to terminate the offer at any time prior to the completion of the offer in its sole and absolute discretion. See “The Offer—Termination of the Offer.”

Procedures for Tendering Notes

Holders of notes desiring to accept the offer must complete and sign the letter of transmittal as described in the instructions included in it and forward or hand deliver the letter of transmittal and any other documents required by the letter of transmittal to the exchange agent at the address listed on the letter of transmittal. See “The Offer—Procedures for Tendering Notes.”

Guaranteed Delivery Procedures

Holders of notes who wish to tender their notes and (1) whose notes are not immediately available or (2) who cannot deliver their notes or any other documents required by the letter of transmittal or any other related document to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their notes according to the guaranteed delivery procedures described in the letter of transmittal. See “The Offer—Guaranteed Delivery Procedures.”

Acceptance of Notes and Delivery of Cash and/or Shares of New Century Financial Common Stock

When the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission and the offer is completed, New Century TRS will, subject to the terms and conditions described in this prospectus, accept all notes that are properly tendered in the offer and that have not been withdrawn prior to the expiration date. The shares of New Century Financial common stock issued as part of the offer and the cash payment for any accrued interest will be delivered promptly after New Century TRS accepts the notes. See “The Offer—Acceptance of Notes for Conversion; Delivery of Cash and Shares of New Century Financial Common Stock.”

Withdrawal Rights	Holders may withdraw the notes they have tendered at any time prior to 5:00 p.m., New York City time, , December , 2004. See “The Offer—Withdrawal Rights.”

Use of Proceeds	New Century TRS will not receive any proceeds from the offer.

Prior to the date of this prospectus, New Century Financial agreed to sell at fair market value, for cash, that number of shares of New

Century Financial common stock as is necessary for New Century TRS to satisfy its obligation to deliver such shares in accordance with the terms and conditions of the offer. Assuming conversion of all $210 million aggregate principal amount of the notes pursuant to the offer payable solely in shares of New Century Financial common stock, New Century Financial will receive approximately $         million from the sale of its common stock to New Century TRS, assuming a price of $         per share. New Century Financial intends to use the proceeds it receives from the sale of its common stock to New Century TRS for general working capital purposes. Also, assuming all of the notes are converted in the offer, New Century TRS is expected to receive a cash payment in connection with the call spread settlement. New Century TRS intends to use the proceeds it receives from the call spread settlement, along with available capital resources, to purchase the shares of New Century Financial common stock required to consummate the offer.

Federal Income Tax Consequences

U.S. holders (as defined in this prospectus) who accept the offer will recognize gain or loss for U.S. federal income tax purposes. Non-U.S. holders (as defined in this prospectus), however, who accept the offer generally will not be subject to U.S. federal income tax on gain unless (i) the gain is, or is treated as, effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or (ii) in the case of a non-U.S. holder who is a nonresident alien individual and holds the notes as a capital asset, the holder is present in the United States for 183 or more days in the taxable year and other requirements are met. See “Material U.S. Federal Income Tax Consequences.”

Market Price and Trading	On November 16, 2004, the closing price for New Century Financial common stock on the NYSE was $63.76 per share. The notes are not currently traded on any national securities exchange.

Dealer Managers

Lehman Brothers Inc. and Bear, Stearns & Co. Inc. are the dealer managers for the offer described in this prospectus. Lehman Brothers Inc.’s address and telephone number are located on the back cover of this prospectus.

Exchange Agent	Mellon Investor Services LLC is the exchange agent for the offer. Its address and telephone numbers are located on the back cover of this prospectus.

Information Agent	Georgeson Shareholder Communications Inc. is the information agent for the offer. Its address and telephone numbers are located on the back cover of this prospectus.

Fees and Expenses	New Century TRS will pay all expenses it incurs in connection with the offer. See “The Offer—Fees and Expenses.”

Regulatory Approvals

New Century TRS may not complete this offer until the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission. We are not aware of any other material regulatory approvals necessary to complete this offer.

Rights of Non-Tendering Holders

Holders who do not tender their notes pursuant to this offer will have no appraisal rights under applicable state law or otherwise. They will continue to have the same rights under the notes as they are entitled to today.

Questions

Any questions regarding the offer, including the procedure for tendering notes in the offer, should be directed to the information agent or the dealer managers at the addresses and telephone numbers located on the back cover of this prospectus.

Shares	Unless otherwise noted, the information in this prospectus, including the information above:

•	assumes 48,385,959 shares of New Century Financial common stock outstanding at November 1, 2004;

•	excludes 5,267,887 shares of New Century Financial common stock issuable upon exercise of options outstanding on November 1, 2004 with a weighted-average exercise price of $18.88 per share;

•	excludes 1,451,198 shares of New Century Financial common stock available for awards under our stock incentive plans as of November 1, 2004; and

•	excludes up to 6,034,686 shares of New Century Financial common stock issuable as of November 1, 2004 upon conversion of the notes and an additional shares issuable pursuant to the offer (assuming closing had occurred on the date of this prospectus). The actual number of shares issuable pursuant to the offer depends on our trading prices during the eight trading days ending on the second business day preceding the expiration of the offer.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Statements regarding the following subjects contained or incorporated by reference in this prospectus are forward-looking by their nature:

•	this offer;

•	our business strategy;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of funds from operations;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders or our noteholders. Such factors include, without limitation, the following:

•	those identified under “Risk Factors”;

•	those identified from time to time in New Century Financial’s or New Century TRS’s public filings with the Securities and Exchange Commission;

•	the negative impact of economic slowdowns or recessions;

•	the effect of changes in interest rates;

•	our limited experience managing a REIT;

•	the condition of the secondary markets for our products;

•	our access to funding sources and our ability to renew, replace or add to our existing repurchase arrangements and existing credit facilities on terms comparable to the current terms;

•	the assumptions underlying our residual values and repurchase allowances;

•	the impact of new state or federal legislation or court decisions on our operations;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

•	an increase in the prepayment speed or default rate of our borrowers;

•	the effect of competition from finance and mortgage banking companies, other REITS, and from Internet-based lending companies;

•	our ability to adequately hedge our residual values;

•	the initiation of a margin call under our credit facilities;

•	the ability of our servicing operations to maintain high performance standards;

•	our ability to expand origination volume while maintaining low overhead;

•	our ability to attract and retain qualified employees, including, in particular, our senior executives;

•	our ability to adapt to and implement technological changes;

•	the stability of residential property values;

•	our ability to close our forward sale commitments;

•	management’s ability to manage our growth and planned expansion; and

•	the outcome of litigation or regulatory actions pending against us.

We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed in this prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” as well as in New Century TRS’s most recent Annual Report on Form 10-K, as amended, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our results of operations, financial condition and business prospects could be harmed by any of these risks. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and in documents incorporated by reference into this prospectus.

Risks Related to the Offer

Upon consummation of the offer, noteholders who tender their New Century TRS notes for shares of New Century Financial common stock will lose their rights under the notes, including, without limitation, their rights to future interest and principal payments with respect to their notes and their rights as a creditor of New Century TRS.

If you tender your notes pursuant to the offer, you will be giving up all of your rights as a noteholder, including, without limitation, rights to future payment of principal and interest on the notes, and you will cease to be a creditor of New Century TRS. The New Century Financial common stock that you may receive in the offer will not provide you with the same seniority on claims or the same degree of protection to which holders of debt claims, such as the notes, are entitled. If New Century TRS were to file for bankruptcy, noteholders would generally be entitled to be paid prior to holders of New Century Financial common stock. As a holder of New Century Financial common stock, however, your investment will be subject to debt claims against New Century Financial and to all of the risks and liabilities affecting New Century Financial’s and its operating subsidiaries’ operations, including those affecting New Century TRS’s operations. The trading price of New Century Financial common stock could decline as a result of various factors, including the results of operations, financial condition and business prospects of New Century Financial.

If you do not exchange your notes, the notes you retain may become less liquid as a result of the offer.

If a significant percentage of the notes is converted in the offer, the liquidity of the trading market for the notes, if any, after the completion of the offer may be substantially reduced. Any notes converted will reduce the aggregate number of notes outstanding. As a result, the notes may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. The smaller outstanding aggregate principal amount of the notes may also make the trading prices of the notes more volatile. We cannot assure you that an active market in the notes will exist or be maintained and we cannot assure you as to the prices at which the notes may be traded if the offer is consummated.

Neither the board of directors of New Century Financial nor the board of directors of New Century TRS have made a recommendation with regard to whether or not you should tender your notes in the offer and neither New Century Financial nor New Century TRS have obtained a third-party determination that the offer is fair to the holders of the notes.

Neither the board of directors of New Century Financial nor the board of directors of New Century TRS is making a recommendation as to whether holders of the notes should convert their notes pursuant to the offer. Neither New Century Financial nor New Century TRS has retained and neither intends to retain any unaffiliated representative to act solely on behalf of the holders of the notes for purposes of negotiating the terms of this offer and/or preparing a report concerning the fairness of this offer.

Future sales of shares of New Century Financial common stock may depress the price of New Century Financial common stock.

Any sales of a substantial number of shares of New Century Financial common stock, including any sales of substantial amounts of New Century Financial common stock in the public market following the offer, or the perception that those sales might occur, may cause the market price of New Century Financial common stock to decline. The number of additional shares of New Century Financial common stock to be issued in the offer is based on the average of the closing prices on the eight trading days ending on the second business day preceding the expiration of the offer. These shares will be in addition to the up to 6,034,686 shares of New Century Financial common stock which will be deliverable if the offer is consummated. All of the shares of New Century Financial common stock to be issued in the offer to holders which are not affiliates of New Century Financial will be freely tradable.

Risks Related to Our Business

We are dependent on external sources of financing, and if we are unable to maintain adequate financing sources, our earnings and our financial position will suffer and jeopardize our ability to continue operations.

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by the REIT provisions of the Internal Revenue Code. We expect that a substantial amount of our business will continue to be conducted through our taxable REIT subsidiaries. We cannot assure you that we will have access to funds to meet the distribution and other REIT qualification requirements. We may be required to borrow funds from one of our corporate subsidiaries or a third party on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so. If we do not have access to the necessary funds, we may have to raise or seek to raise capital at inopportune times or borrow funds on unfavorable terms.

In addition, we require substantial cash to support our operating activities and growth plans in our taxable REIT subsidiaries. Our primary sources of cash for our loan origination activities are our warehouse and aggregation credit facilities, our asset-backed commercial paper facility and the proceeds from the sales and securitizations of our loans. From time to time, we finance our residual interests in securitization transactions through the sale of net interest margin securities, or NIMS; however, we have not recently relied on NIMS financing to the same extent as we have in prior years. As of September 30, 2004, we had nine short-term warehouse and aggregation credit facilities and our asset-backed commercial paper facility providing us with approximately $8.7 billion of committed and $1.9 billion of uncommitted borrowing capacity to fund loan originations and purchases pending the pooling and sale of such loans. If we cannot maintain or replace these facilities on comparable terms and conditions, we may incur substantially higher interest expense that would reduce our profitability.

During volatile times in the capital and secondary markets, access to warehouse, aggregation and residual financing, as well as access to the securitization and secondary markets for the sale of our loans, has been severely constricted. Subject to the limitations imposed by the REIT provisions of the Internal Revenue Code, our taxable REIT subsidiaries are permitted to retain the after-tax income they generate. We may, at some point in the future, borrow funds from one or more of our corporate subsidiaries upon terms that are similar to those that would be required by a third-party lender, or actually obtain a third-party loan for some portion of the required financing amount and then replicate the third-party loan terms in the intercompany borrowing. However, if we are unable to maintain adequate financing or other sources of capital are not available, we would be forced to suspend or curtail our operations, which could harm our results of operations, financial condition and business prospects.

Our management has limited experience operating a REIT and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a REIT.

The requirements for qualifying as a REIT are highly technical and complex. We have only recently begun to operate as a REIT and our management has limited experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss, which could harm our results of operation, financial condition and business prospects.

If we are unable to accumulate sufficient REIT qualifying assets such that the value of our investment in our taxable REIT subsidiaries is not more than 20% of the value of our total assets at the close of our first taxable quarter following the merger, we will not qualify as a REIT.

To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter. As of September 30, 2004, substantially all of our assets were REIT qualifying assets. However, for a variety of reasons, we may be unable to accumulate sufficient REIT qualifying assets such that the value of our investment in our taxable REIT subsidiaries is not more than 20% of the value of our total assets at the close of our first taxable quarter following the merger. For example:

•	we may not have enough capital, including net proceeds from the public offering and the concurrent private placement and borrowings under our credit facilities, to acquire REIT qualifying assets;

•	the value of our taxable REIT subsidiaries may be greater than our current expectations; or

•	there may be insufficient REIT qualifying assets available for purchase on reasonable terms.

If the Internal Revenue Service determines that the value of our investment in New Century TRS and other taxable REIT subsidiaries is more than 20% of the value of our total assets at the close of our first taxable quarter following the merger, we could lose our REIT status. See also “Tax Risks Related to Our Status as a REIT—We may not qualify as a REIT if the value of our investment in our taxable REIT subsidiaries exceeds 20% of the value of our total assets at the close of any calendar quarter.”

A prolonged economic slowdown or a lengthy or severe recession could harm our operations, particularly if it results in a decline in the real estate market.

The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real estate values. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings because they reduce the LTV of the home equity collateral. In addition, because we make a substantial number of loans to credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could harm our ability to sell loans, the prices we receive for our loans, or the values of our mortgage loans held for investment or our residual interests in securitizations, which could harm our results of operations, financial condition and business prospects.

Our earnings may decrease because of increases or decreases in interest rates.

Our profitability may be directly affected by changes in interest rates. The following are some of the risks we face related to an increase in interest rates:

•	An interest rate increase may harm our earnings by reducing the spread between the interest we receive on our mortgage loans and our funding costs.

•

A substantial and sustained increase in interest rates could harm our loan origination volume because refinancings of existing loans, including cash-out refinancings and interest rate-driven refinancings, would be less attractive and qualifying for a purchase loan may be more difficult. Lower origination volume may harm our earnings by reducing origination income, net interest income and gain on sale of loans.

•	During periods of rising interest rates, the value and profitability of our loans may be harmed between the date of origination or purchase until the date we sell or securitize the loans.

•	When we securitize loans, the value of the residual interests we retain and the income we receive from the securitizations structured as financings are based primarily on the London Inter-Bank Offered Rate, or LIBOR. This is because the interest on the underlying mortgage loans is based on fixed rates payable on the underlying loans for the first two or three years from origination while the holders of the applicable securities are generally paid based on an adjustable LIBOR-based yield. Therefore, an increase in LIBOR reduces the net income we receive from, and the value of, these mortgage loans and residual interests.

•	Our adjustable-rate mortgage loans have periodic and lifetime interest rate caps above which the interest rate on the loans may not rise. In the event of general interest rate increases, the rate of interest on these mortgage loans could be limited, while the rate payable on the senior certificates representing interests in a securitization trust into which these loans are sold may be uncapped. This would reduce the amount of cash we receive over the life of the loans in securitizations structured as financings and our residual interests, and could require us to reduce the carrying value of our residual interests.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid, which also could require us to reduce the carrying value of our residual interests. Moreover, if prepayments are greater than expected, the cash we receive over the life of our residual interests would be reduced. Higher-than-expected prepayments could also harm the value of our servicing portfolio. Therefore, any such changes in interest rates could harm our results of operations, financial condition and business prospects.

Our reliance on cash-out refinancings as a significant source of our origination volume increases the risk that our earnings will be harmed if the demand for this type of refinancing declines.

During the nine months ended September 30, 2004, approximately 54% of our loan production volume consisted of cash-out refinancings. Our reliance on cash-out refinancings as a significant source of our origination volume increases the risk that our earnings will be harmed if interest rates rise and the prices of homes decline, which would reduce the demand and production volume for this type of refinancing. A substantial and sustained increase in interest rates could significantly reduce the number of borrowers who would qualify or elect to pursue a cash-out refinancing and result in a decline in that origination source. Similarly, a decrease in home prices would reduce the amount of equity available to be borrowed against in cash-out refinancings and result in a decrease in our loan production volume from that origination source. Therefore, our reliance on cash-out refinancings as a significant source of our origination volume could harm our results of operations, financial condition and business prospects.

The loans we originate and hold are subprime, rather than prime, and generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.

Subprime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. We bear the risk of delinquency and default on loans beginning when we originate them. In whole loan sales, our risk of delinquency typically only extends to the first payment, but when we securitize any of our loans, we continue to be exposed to delinquencies and losses through our residual interests and the loans underlying our on-balance sheet securitization transactions. We are required to establish reserves based on our anticipated delinquencies and losses. We also re-acquire the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, we cannot assure you that such management policies will be successful and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing and appropriate loss reserves, our business, financial condition, liquidity and results of operations could be harmed. As of September 30, 2004, the delinquency rate on mortgage loans that were 60 days or more past due and that we previously securitized in either on- or off-balance sheet transactions was 2.99%. The expected cumulative loss rate on these loans as of September 30, 2004 is approximately 3.21%, determined as the historical cumulative loss rates of more aged loans plus the expected cumulative loss rates on newer loans.

The geographic concentration of our mortgage loan originations increases our exposure to risks in those areas, especially California.

Over-concentration of our loan originations in any one geographic area increases our exposure to the economic and natural hazard risks associated with that area. For example, in the nine months ended September 30, 2004, approximately 41.3% of the aggregate principal amount of our mortgage loans were secured by property located in California. Certain parts of California have experienced an economic downturn in the past and have suffered the effects of certain natural hazards. Declines in the residential real estate markets in which we are concentrated may reduce the values of the properties collateralizing our mortgages, increase the risk of delinquency, foreclosure, bankruptcy, or losses and could harm our results of operations, financial condition and business prospects.

Furthermore, if borrowers are not insured for natural disasters, which are typically not covered by standard hazard insurance policies, then they may not be able to repair the property or may stop paying their mortgages if the property is damaged. A natural disaster that results in a significant number of delinquencies could cause increased foreclosures and decrease our ability to recover losses on properties affected by such disasters and could harm our results of operations, financial condition and business prospects.

Likewise, the secondary market pricing for pools of loans that are not geographically diverse is typically less favorable than for a diverse pool. Our inability to originate or purchase geographically diverse pools of loans could harm our results of operations, financial condition and business prospects.

An interruption or reduction in the securitization and whole loan markets could harm our financial position.

We are dependent on the securitization market for the sale of our loans because we securitize loans directly and many of our whole loan buyers purchase our loans with the intention to securitize them. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and conditions in the asset-backed securities market specifically. In addition, poor performance of our previously securitized loans could harm our access to the securitization market. Accordingly, a decline in the securitization market or a change in the market’s demand for our loans could harm our results of operations, financial condition and business prospects.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses that we believe are a strategic fit with our business. We currently have no agreements to consummate any material acquisitions. If we pursue any such transaction, the process of negotiating the acquisition and integrating an acquired business may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could harm our results of operations, financial condition and business prospects.

Our earnings from holding mortgage-backed securities or government securities may be harmed by changes in the level of interest rates, changes to the difference between short and longer term interest rates, changes to the difference between interest rates for these securities compared to other debt instruments, and an absence of or reduction in the availability, at favorable terms, of repurchase financing and other liquidity sources typically utilized by mortgage REITs.

From time to time, we may purchase mortgage-backed securities or government securities from third parties in order to comply with the income and asset tests necessary to maintain our REIT status. The value of, and return on, the mortgage-backed securities and government securities we hold will be affected by changes in the marketplace for such securities, as well as prepayment speeds in the case of mortgage-backed securities, and may be volatile and significantly different than projected. The securities that we hold may produce large losses instead of the income incorporated into our projections. The impact of changes in the marketplace for these securities on our results may be magnified because these holdings could be highly leveraged. Additionally, much of the financing we will use to hold these securities may be cancelable by our lenders on short notice. If our lenders cease providing financing to us on favorable terms, we would be forced to liquidate some or all of these securities, possibly at a substantial loss, which could harm our financial condition, results of operations and business prospects.

A material difference between the assumptions used in the determination of the value of our residual interests and our actual experience could harm our financial position.

As of September 30, 2004, the value on our balance sheet of our residual interests from securitization transactions was $207.3 million. The value of these residuals is a function of the delinquency, loss, prepayment speed and discount rate assumptions we use. It is extremely difficult to validate the assumptions we use in valuing our residual interests. In the future, if our actual experience differs materially from these assumptions, our cash flow, financial condition, results of operations and business prospects could be harmed.

New legislation could restrict our ability to make mortgage loans, which could harm our earnings.

Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. However, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower’s ability to finance the points and fees charged in connection with the borrower’s loan. In addition, some of these laws and regulations provide for extensive assignee liability for warehouse lenders, whole loan buyers and securitization trusts. Because of enhanced risk and for reputational reasons, many whole loan buyers elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. Accordingly, these laws and rules could severely constrict the secondary market for a significant portion of our loan production. This would effectively preclude us from continuing to originate loans that fit within the newly defined thresholds. For example, after the October 1, 2002 effective date of the Georgia Fair Lending Act, our lenders and secondary market buyers refused to finance or purchase our Georgia loans. As a result, we were forced to cease providing mortgages in Georgia until the law’s amendment a few months later. Similar laws have gone into effect in New Jersey, such as the New Jersey Home Ownership Act of 2002, effective as of November 27, 2003, and in New Mexico, such as the New Mexico Home Loan Protection Act, effective as of January 1, 2004, that have impacted our ability to originate loans in those states. Moreover, some of our competitors who are national banks or federally chartered thrifts may not be subject to these laws and may, therefore, be able to capture market share from us and other lenders. For example, the Office of the Comptroller of the Currency recently issued regulations effective January 7, 2004 that preempt state and local laws that seek to regulate mortgage lending practices by national banks. Passage of such state and local laws could increase compliance costs, reduce fee income and lower origination volume, all of which could harm our results of operations, financial condition and business prospects.

We are no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, which could harm our earnings.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan which has a prepayment penalty. Prepayment penalties are an important feature used to obtain value on the loans we originate.

Certain state laws restrict or prohibit prepayment penalties on mortgage loans and, until July 2003, we relied on the federal Alternative Mortgage Transactions Parity Act, or the Parity Act, and related rules issued in the past by the Office of Thrift Supervision, or OTS, to preempt state limitations on prepayment penalties. The Parity Act was enacted to extend to financial institutions, like us, which are not federally chartered depository institutions, the federal preemption that federally chartered depository institutions enjoy. However, on September 25, 2002, the OTS released a new rule that reduced the scope of the Parity Act preemption and, as a result, we are no longer able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The effective date of the new rule, originally January 1, 2003, was subsequently extended by the OTS until July 1, 2003 in response to concerns from interested parties about the burdens associated with compliance. The elimination of this federal preemption has required us to comply with state restrictions on prepayment penalties. These restrictions prohibit us from charging any prepayment penalty in eight states and limit the amount or other terms and conditions of our prepayment penalties in several other states. This may place us at a competitive disadvantage relative to financial institutions that will continue to enjoy federal preemption of such state restrictions. Such institutions are able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that we are able to offer. This competitive disadvantage could harm our results of operations, financial condition and business prospects.

The scope of our lending operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

Because we are authorized to originate mortgage loans in all 50 U.S. states, we must comply with the laws and regulations, as well as judicial and administrative decisions, for all of these jurisdictions, as well as an extensive body of federal law and regulations. The volume of new or modified laws and regulations has increased in recent years, and individual cities and counties have begun to enact laws that restrict subprime loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

Our failure to comply with these laws can lead to:

•	civil and criminal liability;

•	loss of licensure;

•	damage to our reputation in the industry;

•	inability to sell or securitize our loans;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	fines and penalties and litigation, including class action lawsuits; or

•	administrative enforcement actions.

Any of these results could harm our results of operations, financial condition and business prospects.

If warehouse lenders and securitization underwriters face exposure stemming from legal violations committed by the companies to whom they provide financing or underwriting services, this could increase our borrowing costs and harm the market for whole loans and mortgage-backed securities.

In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held the bank liable for 10% of the plaintiff’s damages. This is the first case we know of in which an investment bank was held partly responsible for violations committed by the bank’s mortgage lender customer. If other courts or regulators adopt this theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending or reduce the prices they pay for whole loans in order to build in the costs of this potential litigation. This could, in turn, harm our results of operations, financial condition and business prospects.

If lenders are prohibited from originating loans in the State of Illinois with fees in excess of 3% where the interest rate exceeds 8%, this could force us to curtail operations in Illinois.

In March 2004, an Illinois Court of Appeals found that the Illinois Interest Act, which caps fees at 3% for loans with an interest rate in excess of 8%, is not preempted by federal law. This ruling contradicts the view of the Federal Circuit Courts of Appeal, most state courts, the OTS and the Illinois Office of the Attorney General. If this ruling is not overturned, we may reduce operations in Illinois since it will reduce the return we and our investors can expect on higher risk loans. Moreover, as a result of this ruling, plaintiffs are filing actions against lenders, including us, seeking various forms of relief as a result of any fees received in the past which exceeded the applicable thresholds. Any such actions, if decided against us, could harm our results of operations, financial condition and business prospects.

High delinquencies or losses on the mortgage loans in our securitizations may decrease our cash flows or impair our ability to sell or securitize loans in the future.

Loans we make to lower credit grade borrowers, including credit-impaired borrowers, entail a higher risk of delinquency and higher losses than loans we make to borrowers with better credit. Virtually all of our loans are made to borrowers who do not qualify for loans from conventional mortgage lenders. No assurance can be given that our underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to lower credit grade borrowers. We continue to be subject to risks of default and foreclosure following the sale of loans through securitization. To the extent such losses are greater than expected, the cash flows we receive through residual interests and from our securitizations structured as financings would be reduced. Increased delinquencies or losses may also reduce our ability to sell or securitize loans in the future. Any such reduction in our cash flows or impairment in our performance could harm our results of operations, financial condition and business prospects.

The loss of our exemption under the Investment Company Act would harm us and the market price of our shares of common stock and our ability to make distributions to our stockholders.

We are not currently regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and we intend to operate so as to not become regulated as an investment company under the Investment Company Act. For example, we intend to qualify for an exemption under the Investment Company Act that is available to companies that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we intend to invest at least 55% of our assets in mortgage loans or mortgage-related assets securities that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of our assets in mortgages, mortgage-related assets securities, securities of REITs and other real estate-related assets. As of September 30, 2004, 69% of our assets consisted of mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans and another 26% of our assets were invested in mortgages, mortgage-related assets, securities of REITs and other real estate-related assets.

If we fail to qualify for that exemption, we may be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that caused less than 55% of our assets to be invested in mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans, we might have to sell equity securities in order to qualify for an exemption under the Investment Company Act. In the event we must restructure our activities, our results of operations, financial condition and business prospects could be harmed.

Our inability to realize cash proceeds from loan sales and securitizations in excess of the loan acquisition cost could harm our financial position.

The net cash proceeds received from loan sales consist of the premiums we receive on sales of loans in excess of the outstanding principal balance, plus the cash proceeds we receive from securitizations structured as sales, minus the discounts on loans that we have to sell for less than the outstanding principal balance. If we are unable to originate loans at a cost lower than the cash proceeds realized from loan sales, our results of operations, financial condition and business prospects could be harmed.

Our credit facilities are subject to margin calls based on the lender’s opinion of the value of our loan collateral. An unanticipated large margin call could harm our liquidity.

The amount of financing we receive under our credit facilities depends in large part on the lender’s valuation of the mortgage loans that secure the financings. Each such facility provides the lender the right, under certain circumstances, to reevaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings. Any such margin call could harm our liquidity, results of operations, financial condition and business prospects.

We face intense competition that could harm our market share and our revenues.

We face intense competition from finance and mortgage banking companies and from Internet-based lending companies. In addition, certain government-sponsored entities, such as Fannie Mae and Freddie Mac, are also expanding their participation in the subprime mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including subprime loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase subprime loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, such experience could harm the overall investor perception of the subprime mortgage industry.

Certain large finance companies and conforming mortgage originators also originate subprime mortgage loans to customers similar to the borrowers we serve. Competitors with lower costs of capital have a competitive advantage over us. In addition, establishing a wholesale lending operation such as ours requires a relatively small commitment of capital and human resources. This low barrier to entry permits new competitors to enter our markets quickly and compete with our wholesale lending business. Several new wholesale originators have been formed in recent years and have recruited former senior managers from our Wholesale Division. If these competitors are able to attract some of our key employees and disrupt our broker relationships, it could harm our results of operations, financial condition and business prospects.

Some thrifts, national banks and their operating subsidiaries are also expanding their subprime mortgage lending activities. By virtue of their charters, these institutions are exempt from complying with many of the state and local laws that affect our operations. For example, they are permitted to offer loans with prepayment charges in many jurisdictions where we cannot. If more of these federally chartered institutions are able to use their preemptive ability to provide more competitive pricing and terms than we can offer, it could harm our results of operations, financial condition and business prospects. We may also be forced to expand our operations at a pace that does not allow us to attract a sufficient number of employees with the capability to ensure we are in compliance with the numerous complex regulations applicable to our business as well as to enable us to provide high quality customer service and this could harm our results of operations, financial condition and business prospects.

In addition, to the extent we must purchase mortgage loans or mortgage-related assets from third parties, we must compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, other lenders and other entities that purchase mortgage loans or mortgage-backed securities, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient mortgage-related assets with favorable yields over our borrowing costs, which could harm our results of operations, financial condition and business prospects.

The intense competition in the subprime mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current wholesale and retail structures and information systems to compete effectively. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could harm our results of operations, financial condition and business prospects.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When rates change, we expect to record a gain or loss on derivatives, which would be offset by an inverse change in the value of loans or residual interests. Additionally, from time to time, we may enter into hedging transactions in connection with our holdings of mortgage-backed securities and government securities with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. At the present time, we intend to primarily use Euro Dollar Futures contracts and interest rate swap agreements to manage the interest rate risk of our portfolio of adjustable-rate mortgages; however, our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. Additionally, we maintain a cash margin account against these hedges, the amount of which fluctuates with changes in interest rates. Any significant decrease in interest rates could result in a significant margin call, which would require us to provide the counterparty with additional cash collateral. Any such margin call could harm our liquidity, results of operations, financial condition and business prospects.

We cannot assure you that our use of derivatives will offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will incur losses after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses, and such losses could harm our results of operations, financial condition and business prospects.

Complying with REIT requirements may limit our ability to hedge interest rate risk effectively.

The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and government securities and related borrowings. Under these provisions, our aggregate gross income from qualified hedges (which generally include certain financial instruments used to hedge indebtedness incurred or to be incurred to acquire or carry “real estate assets”), together with any other income from certain non-qualifying sources, is limited to not more than 25% of our annual gross income. In addition, we must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources to not more than 5% of our annual gross income. In addition, for calendar years beginning January 1, 2005, we must meet certain additional identification and other requirements for hedges to be qualified hedges. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear, which could harm our results of operations, financial condition and business prospects.

A decline in the quality of servicing could lower the value of our residual interests and our ability to sell or securitize loans and could harm the cash flows from our on-balance sheet securitizations.

In March 2001, we sold to Ocwen Federal Bank FSB the servicing rights on $4.8 billion of our servicing portfolio, which consisted of 25 separate asset-backed securities. In August 2001, Ocwen began servicing all of our newly originated loans pending their sale or securitization. However, in February 2002, we announced the intent to re-establish our in-house loan servicing platform. By October 1, 2002, we began servicing loans on our in-house servicing platform and at September 30, 2004, loans serviced on our platform totaled $21.8 billion. Ocwen is expected to continue to service the mortgage loans underlying our residual interests in transactions closed prior to 2003. Poor servicing and collections by third-party servicers could harm the value of our residual interests and our ability to sell or securitize loans, which could harm our results of operations, financial condition and business prospects. Likewise, poor servicing by our own servicing operation could harm the cash flows from our on-balance sheet securitizations, could hamper our ability to sell or securitize loans and could harm our results of operations, financial condition and business prospects.

The complex federal, state and municipal laws governing loan servicing activities could increase our exposure to the risk of noncompliance.

We service loans originated on a nationwide basis. Therefore, we must comply with the laws and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions pertaining to loan servicing, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our servicing operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with the laws and regulations pertaining to loan servicing. Our failure to comply with these laws could lead to, among other things: (i) civil and criminal liability, including potential monetary penalties; (ii) legal defenses delaying or otherwise harming the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transactions; (iii) class action lawsuits; and (iv) administrative enforcement actions. This could harm our results of operations, financial condition and business prospects.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation, and the persons and entities involved are often difficult to locate and it is often difficult to collect any monetary losses that we have suffered from them.

We have controls and processes designed to help us identify misrepresented information in our loan origination operations. We cannot assure you, however, that we have detected or will detect all misrepresented information in our loan originations.

We may be subject to fines or other penalties based upon the conduct of our independent brokers.

The mortgage brokers from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such liability on parties that take assignments of such loans. Recently, for example, the United States Federal Trade Commission, or FTC, entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender. The FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. The United States Justice Department in the past has sought to hold a subprime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers.

Changes in the volume and cost of loans originated by our Wholesale Division may decrease our loan production and decrease our earnings.

We depend primarily on independent mortgage brokers and, to a lesser extent, on correspondent lenders for the origination and purchase of our wholesale mortgage loans, which constitute the majority of our loan production. These independent mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with us. We compete with these lenders for the independent brokers’ business on pricing, service, loan fees, costs and other factors. Competition from other lenders and purchasers of mortgage loans could negatively affect the volume and pricing of our wholesale loans, which could harm our results of operations, financial condition and business prospects.

If many of our borrowers become subject to the Servicemembers Civil Relief Act of 2003, our cash flows from our residual interests and our securitizations structured as financings may be harmed.

Under the Servicemembers Civil Relief Act, which in 2003 re-enacted the Soldiers’ and Sailors’ Civil Relief Act of 1940, a borrower who enters military service after the origination of the borrower’s mortgage loan generally may not be charged interest above an annual rate of 6% during the period of the borrower’s active duty status. The Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. A prolonged, significant military mobilization as part of the war on terrorism or the war in Iraq could increase the number of the borrowers in our securitized pools who are subject to the Act and thereby reduce the interest payments collected from those borrowers. To the extent the number of borrowers who are subject to the Act is significant, the cash flows we receive from loans underlying our on-balance sheet securitizations and from our residual interests would be reduced, which could cause us to reduce the carrying value of our residual interests and would decrease our earnings. In addition, the Act imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Any such reduction in our cash flows or impairment in our performance could harm our results of operations, financial condition and business prospects.

The inability to attract and retain qualified employees could significantly harm our business.

We depend on our wholesale account executives and retail loan officers to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers and others. We believe that these relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager is no longer employed by us, there is an increased likelihood that other members of his or her team will leave our employ as well. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled account executives at manageable costs, we will be unable to continue to originate quality mortgage loans that we are able to sell for a profit, which could harm our results of operations, financial condition and business prospects.

An interruption in or breach of our information systems may result in lost business.

We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received, slower processing of applications and reduced efficiency in loan servicing. We are required to comply with significant federal and state regulations with respect to the handling of customer information, and a failure, interruption or breach of our information systems could result in regulatory action and litigation against us. We cannot assure you that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could harm our results of operations, financial condition and business prospects.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

Our mortgage loan origination business is currently dependent upon our ability to effectively interface with our brokers, borrowers and other third parties and to efficiently process loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures and provide process status updates instantly and other customer-expected conveniences that are cost-efficient to our process. In addition, we are in the process of implementing a new loan origination system. Implementing and becoming proficient with the new loan origination system and other new technology will require significant financial and personnel resources. There is no guarantee that the implementation of our new loan origination system or other new technology will be successful. To the extent that we become reliant on any particular technology or technological solution, we may be harmed to the extent that such technology or technological solution (i) becomes non-compliant with existing industry standards, (ii) fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, (iii) becomes increasingly expensive to service, retain and update, or (iv) becomes subject to third-party claims of copyright or patent infringement. Any failure to acquire technologies or technological solutions when necessary could limit our ability to remain competitive in our industry and could also limit our ability to increase the cost-efficiencies of our operating model, which could harm our results of operations, financial condition and business prospects.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our whole loan sale agreements require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser or make a misrepresentation during the mortgage loan origination process. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we are required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could harm our cash flow, results of operations, financial condition and business prospects.

We are exposed to the risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to residential properties and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our cash flow, results of operations, financial condition and business prospects could be harmed.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. As of December 31, 2000, we had approximately 1,500 employees and by September 30, 2004, we had approximately 4,900 employees. Many of these employees have a limited understanding of our systems and controls. The increase in the size of our operations may make it more difficult for us to ensure that we originate quality loans and that we service them effectively. We will need to attract and hire additional sales and management personnel in an intensely competitive hiring environment in order to preserve and increase our market share. At the same time, we will need to continue to upgrade and expand our financial, operational and managerial systems and controls.

Various factors may cause the market price of New Century Financial common stock to become volatile, which could harm our ability to access the capital markets in the future.

The market price of New Century Financial common stock may experience fluctuations that are unrelated to our operating performance. In particular, the market price of New Century Financial common stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry and the financial services sector. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts, or a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for us to access the capital markets through additional secondary offerings of New Century Financial common stock, regardless of our financial performance, and such difficulty may preclude us from being able to take advantage of certain business opportunities or meet our obligations, which could, in turn, harm our results of operations, financial condition and business prospects.

We may change our policies in ways that harm our financial condition or results of operations.

Our investment and financing policies and our policies with respect to other activities, including our growth, debt capitalization, distributions, REIT status and operating policies are determined by our board of directors. Our board of directors may change these policies at any time without a vote of our stockholders. A change in these policies might harm our financial condition, results of operations or business prospects.

Compliance with the Sarbanes-Oxley Act of 2002 and proposed and recently enacted changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Securities and Exchange Commission and the NYSE have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices for public companies, including ourselves. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

Risks Related to New Century Financial Common Stock

The stock price of New Century Financial common stock and trading volume may be volatile, which could result in substantial losses for stockholders.

The market price of New Century Financial common stock that you would receive if you tender your notes pursuant to the offer may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in New Century Financial common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of New Century Financial common stock include:

•	general market and economic conditions;

•	actual or anticipated changes in our future financial performance;

•	changes in market interest rates;

•	competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

•	the operations and stock performance of our competitors;

•	developments in the mortgage lending industry or the financial services sector generally;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

•	fluctuations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	additions or departures of senior management and key personnel; and

•	actions by institutional stockholders.

We cannot assure you that the market price of New Century Financial common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations.

We have not established a minimum distribution level and we may not have the ability to make distributions to you in the future.

We intend to make quarterly distributions to New Century Financial stockholders beginning in the fourth quarter of 2004 and to distribute to New Century Financial stockholders all or substantially all of our REIT taxable income, without regard to the dividends paid deduction and excluding net capital gains, in each year. We have not established a minimum distribution level and we may not be able to make distributions. In addition, some of our distributions may include a return of capital. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to make distributions to you in the future.

Our board of directors may authorize the issuance of additional shares that may cause dilution and may depress the price of New Century Financial common stock.

Our charter permits our board of directors, without your approval, to:

•	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

•	classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock that have preference rights over your common stock with respect to voting.

The issuance of additional shares of New Century Financial common stock could be substantially dilutive to your shares and may depress the price of New Century Financial common stock.

Future offerings of debt securities, which would be senior to New Century Financial common stock in liquidation, or equity securities, which would dilute our existing stockholders’ interests and may be senior to New Century Financial common stock for the purposes of distributions, may harm the market price of New Century Financial common stock.

In the future, we will seek to access the capital markets from time to time by making additional offerings of debt and/or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. We will not be precluded by the terms of our charter documents from issuing additional debt or equity securities. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could harm our ability to make expected distributions to stockholders and in an increased risk of default on our obligations. If we were to liquidate, holders of our debt and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the market price of your shares of New

Century Financial common stock, or both. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the market price of your shares of New Century Financial common stock and diluting your interest in us.

The stock ownership limit imposed by New Century Financial’s charter may inhibit market activity in New Century Financial stock and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the outstanding shares of New Century Financial’s capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first REIT taxable year. New Century Financial’s charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provides that, unless exempted by our board of directors, no person may beneficially own more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our capital stock. Our directors also have authority under our charter to impose a similar ownership limitation as to any separate class or series of preferred stock we may issue in the future. Our board of directors may grant an exemption from that ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine that are consistent with ensuring compliance with the REIT provisions of the Internal Revenue Code. To the extent that any purchases by New Century TRS to satisfy its obligations under the offer and the indenture for the notes would cause New Century TRS to exceed the 9.8% restriction on beneficial ownership in value or in number of shares of New Century Financial common stock, our board of directors has granted New Century TRS a waiver from such restriction. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on our books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares; and

•	will consider the shares held in trust for the benefit of a charitable beneficiary as designated by us.

The trustee shall sell the shares held in trust and the owner of the excess shares will be entitled to the lesser of:

(1) the price paid by the transferee;

(2) if the transferee did not purchase the excess shares, the closing price for the shares on the national securities exchange on which New Century Financial’s common stock is listed or quoted on the day of the event causing the shares to be held in trust; or

(3) the price received by the trustee from the sale of the shares.

This ownership limit could delay or prevent a transaction or a change in our control that might involve a premium price for New Century Financial common stock or otherwise be in your best interest and may result in the entrenchment of our board of directors and management regardless of performance.

Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control of New Century Financial.

Certain provisions of Maryland law and New Century Financial’s charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of us, and may have the effect of entrenching our management and members of our board of directors, regardless of performance. These provisions include the following:

•	Classified board of directors. New Century Financial’s board of directors will be divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of New Century Financial’s directors will make it more difficult for a third party to gain control of New Century Financial’s board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of New Century Financial’s board of directors.

•	Removal of directors. Under New Century Financial’s charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by its stockholders generally in the election of directors.

•	Number of directors, board vacancies, term of office. Under New Century Financial’s bylaws, New Century Financial has elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholder as would otherwise by the case, and until his or her successor is elected and qualified.

•	Limitation on stockholder requested special meetings. New Century Financial’s bylaws provide that stockholders of New Century Financial have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance notice provisions for stockholder nominations and proposals. New Century Financial’s bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of its stockholders. This bylaw provision limits the ability of New Century Financial’s stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Exclusive authority of our board to amend our bylaws. New Century Financial’s bylaws provide that the board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, New Century Financial’s stockholders may not effect any changes to New Century Financial’s bylaws.

•	Preferred stock. Under New Century Financial’s charter, the board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of stockholders.

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Duties of directors with respect to unsolicited takeovers.    Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

•	Ownership limit. In order to preserve its status as a REIT under the Internal Revenue Code, New Century Financial’s charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of New Century Financial common stock unless the board of directors waives or modifies this ownership limit.

•	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. New Century Financial’s board of directors has adopted a resolution exempting it from this statute. However, New Century Financial’s board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between New Century Financial and other persons.

•	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of the voting power: one tenth or more but less than one third, one third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. New Century Financial’s bylaws contain a provision exempting acquisitions of its shares from the Maryland Control Share Acquisition Act. However, New Century Financial’s board of directors may amend its bylaws in the future to repeal or modify this exemption, in which case any control shares acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

Tax Risks Related to Our Status as a REIT

Your investment has various federal income tax risks.

Although the provisions of the Internal Revenue Code relevant to your investment decision are generally described in “Material U.S. Federal Income Tax Consequences,” we strongly urge you to consult with your own tax advisor concerning the effects of federal, state and local income tax law on an investment in New Century Financial common stock and on your individual tax situation.

We may be unable to comply with the requirements applicable to REITs or compliance with such requirements could harm our financial condition.

We intend to qualify as a REIT under the Internal Revenue Code, which will afford us significant tax advantages. The requirements for this qualification, however, are highly technical and complex and our management has limited experience in operating a REIT. Even a technical or inadvertent mistake could jeopardize our REIT status. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. We are subject to various limitations on our ownership of securities, including a limitation that the value of our investment in taxable REIT subsidiaries, including New Century TRS and its subsidiaries, cannot exceed 20% of our total assets. In addition, at the end of each calendar quarter, at least 75% of our assets must be qualifying real estate assets, government securities and cash and cash items. The need to comply with these asset ownership requirements may cause us to acquire other assets that are qualifying real estate assets for purposes of the REIT requirements (for example, interests in other mortgage loan portfolios or mortgage-related assets) but are not part of our overall business strategy and might not otherwise be the best investment alternative for us. Moreover, we may be unable to acquire sufficient qualifying REIT assets, due to our inability to obtain adequate financing or otherwise, in which case we may fail to qualify as a REIT.

To qualify as a REIT, we must distribute to our stockholders with respect to each year at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain). After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We could be required to seek to borrow funds on a short-term basis even if conditions are not favorable for borrowing, or to sell loans from our portfolio potentially at disadvantageous prices, to meet the REIT distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. These alternatives could harm our financial condition and could reduce amounts available to originate mortgage loans.

If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and we will be subject to federal income tax on our taxable income. This would substantially reduce our earnings, our cash available to pay distributions and your yield on your investment in our stock. We would not be required to make any distributions to stockholders. The resulting tax liability, in the event of our failure to qualify as a REIT, might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we generally would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may not qualify as a REIT if the value of our investment in our taxable REIT subsidiaries exceeds 20% of the value of our total assets at the close of any calendar quarter.

To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter, subject to a 30-day “cure” period following the close of the quarter. See “Material U.S. Federal Income Tax Consequences—Asset Tests.” Our taxable REIT subsidiaries, including New Century TRS and its subsidiaries, conduct a substantial portion of our business activities, including a majority of our loan origination and servicing activities. Under our current business plan, we expect to accumulate a significant amount of earnings in our taxable REIT subsidiaries. We will monitor the value of our investment in New Century TRS and our other taxable REIT subsidiaries in relation to our other assets to comply with the 20% asset test. There cannot be complete assurance that we will be successful in that effort. In certain cases, we may need to borrow from third parties to acquire additional qualifying REIT assets or increase the amount and frequency of dividends from our taxable REIT subsidiaries in order to comply with the 20% asset test. Moreover, there can be no assurance that the Internal Revenue Service will not disagree with those determinations. If the Internal Revenue Service determines that the value of our investment in New Century TRS and other taxable REIT subsidiaries was more than 20% of the value of our total assets at the close of any calendar quarter, we could lose our REIT status.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Internal Revenue Code. However, excess inclusion income that is allocated to stockholders would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it would generally be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty. U.S. stockholders would not be able to offset such income with net operating losses.

Excess inclusion income could result if we held a residual interest in a real estate mortgage investment conduit, or REMIC. Excess inclusion income also may be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-backed securities securing those debt obligations. We may enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. In addition, we may engage in non-REMIC collateralized mortgage obligation, or CMO, securitizations. The Internal Revenue Service may determine that these borrowings give rise to excess inclusion income that should be allocated among our stockholders. Finally, we may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments. The amount of excess inclusion income in any given year from such transactions could be significant.

Our use of taxable REIT subsidiaries may affect the price of New Century Financial common stock relative to the stock price of other REITs.

Following our election to be taxed as a REIT, we will conduct a substantial portion of our mortgage loan origination and servicing activities through one or more taxable REIT subsidiaries and possibly one or more qualified REIT subsidiaries. Taxable REIT subsidiaries are corporations subject to corporate-level tax. This REIT/taxable REIT subsidiary structure may cause the market to place a lower value on New Century Financial common stock than the stock of other publicly-traded REITs, which may not use taxable REIT subsidiaries as extensively as we plan to following our election to be taxed as a REIT.

Even if we qualify as a REIT, the income earned by our taxable REIT subsidiaries will be subject to federal income tax and we could be subject to an excise tax on non-arm’s-length transactions with our taxable REIT subsidiaries.

Our taxable REIT subsidiaries, including New Century TRS and its subsidiaries, expect to earn income from activities that are prohibited or restricted for REITs, and will owe income taxes on the taxable income from these activities. For example, we expect that New Century TRS and its subsidiaries will earn income from our loan origination and sales activities, as well as from other origination and servicing functions, which would generally not be qualifying income for purposes of the gross income tests applicable to REITs or might otherwise be subject to adverse tax liability if the income were generated by a REIT. New Century TRS and its subsidiaries will be taxable as C corporations and will be subject to federal, state and local income tax at the applicable corporate rates on their taxable income, notwithstanding our qualification as a REIT.

In the event that any transactions between us and New Century TRS and its subsidiaries are not conducted on an arm’s-length basis, we could be subject to a 100% excise tax on certain amounts from such transactions.

We believe that all such transactions will be conducted on an arm’s-length basis, but there can be no assurance that the Internal Revenue Service will not successfully contest the arm’s-length nature of such transactions or that we will otherwise be able to avoid application of the 100% excise tax. Any such tax could affect our overall profitability and the amounts of distributions to our stockholders.

We may, at some point in the future, borrow funds from one or more of our corporate subsidiaries. Although any such intercompany borrowings will be structured so as to constitute indebtedness for all tax purposes, no assurance can be given that the Internal Revenue Service will not challenge such arrangements, in which case the borrowing may be recharacterized as a dividend distribution to us by our subsidiary. Any such recharacterization may cause us to fail one or more of the REIT requirements.

Complying with REIT requirements might cause us to forego otherwise attractive opportunities, including certain acquisitions.

In order to qualify as a REIT for U.S. federal income tax purposes, we must satisfy tests concerning, among other things, our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities, including certain acquisitions, we would otherwise pursue.

The tax imposed on REITs engaging in “prohibited transactions” will limit our ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property but including any mortgage loans held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize the loans in a manner that was treated as a sale of such inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through our taxable REIT subsidiaries and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our portfolio of mortgage loans from time to time even if we believe it would be in our best interest to do so. However, the sales of loans we expect to make from New Century TRS and its subsidiaries following the merger will not be subject to this prohibited transaction tax since New Century TRS and its subsidiaries will be taxable REIT subsidiaries.

Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities and government securities could result in a failure to comply with REIT gross income or assets tests.

When purchasing mortgage-backed securities and government securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may harm our REIT qualification and result in significant corporate level tax.

We may not qualify as a REIT if we fail to distribute as of the end of calendar year 2004 any undistributed earnings and profits that are attributable to New Century Credit.

To qualify as a REIT, we cannot have as of the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation, or C corporation E&P. As part of the formation transactions, we acquired all of the capital stock of New Century Credit, which was formerly an indirect wholly-owned subsidiary of New Century Financial. As a result of the acquisition, New Century Credit became a qualified REIT subsidiary and we succeeded to New Century Credit’s C corporation E&P. Thus, we will distribute such C corporation E&P as of the close of our first taxable year as a REIT.

A national accounting firm has prepared an estimate of New Century Credit’s C corporation E&P, which we will use to determine the amount of the special E&P distribution that we must make to purge New Century Credit’s C corporation E&P. However, the determination of C corporation E&P is extremely complex and the computations by our national accounting firm are not binding on tax authorities. If we fail to distribute an amount at least equal to the inherited C corporation E&P of New Century Credit as of the close of our first taxable year as a REIT, we could fail to qualify as a REIT.

We may be harmed by changes in tax laws applicable to REITs, or the reduced 15% tax rate on certain corporate dividends.

Our business may be harmed by changes to the laws and regulations affecting us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us and our stockholders, potentially with retroactive effect.

Generally, dividends paid by REITs are not eligible for the 15% U.S. federal income tax rate on certain corporate dividends, with certain exceptions discussed under the caption “Material U.S. Federal Income Tax Consequences—Taxation of U.S. Holders of New Century Financial Common Stock.” The more favorable treatment of regular corporate dividends could cause domestic non-corporate investors to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether the reduced 15% tax rate on certain corporate dividends will affect the market price of New Century Financial common stock or what the effect will be.

In addition, legislation has been introduced from time to time that would amend certain rules relating to REITs. As of the date hereof, it is not possible to predict with any certainty whether any such legislation will be enacted.

USE OF PROCEEDS

New Century TRS will not receive any proceeds from the offer. Any notes that are properly tendered pursuant to the offer will be retired and cancelled.

Prior to the date of this prospectus, New Century Financial agreed to sell at fair market value, for cash, that number of shares of New Century Financial common stock as is necessary for New Century TRS to satisfy its obligation to deliver such shares in accordance with the terms and conditions of the offer. Assuming conversion of all $210 million aggregate principal amount of the notes pursuant to the offer payable solely in shares of New Century Financial common stock, New Century Financial will receive approximately $             million from the sale of its common stock to New Century TRS, assuming a price of $         per share. New Century Financial intends to use the proceeds it receives from the sale of its common stock to New Century TRS for general working capital purposes. Also, assuming all of the notes are converted in the offer, New Century TRS is expected to receive a cash payment in connection with the call spread settlement. New Century TRS intends to use the proceeds it receives from the call spread settlement, along with available capital resources, to purchase the shares of New Century Financial common stock required to consummate the offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratios of earnings to fixed charges of New Century TRS for the periods shown:

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	4.20	4.43	6.50	2.39	0.54	2.14

The ratios of earnings to fixed charges were computed by dividing earnings of New Century TRS by fixed charges of New Century TRS. For this purpose, earnings consist of (a) pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (b) fixed charges. Fixed charges consist of interest expense and that portion of rental expense considered to be a reasonable estimate of the interest factor.

MARKET PRICES OF COMMON STOCK

New Century Financial’s common stock has been listed on the NYSE under the symbol “NEW” since the effective date of the merger on October 1, 2004. From its initial public offering in June 1997 through September 30, 2004, New Century TRS’s common stock was listed on the Nasdaq National Market under the symbol “NCEN.” As a result of the merger, New Century TRS’s common stock is no longer listed on any national securities exchange or over-the-counter market. The following table shows, for the periods indicated, the high and low prices for New Century TRS common stock and, as of October 1, 2004, New Century Financial common stock:

	Common Stock Price
	High	Low
New Century TRS
Year ended December 31, 2002
First Quarter	$15.93	$7.87
Second Quarter	23.32	14.16
Third Quarter	23.19	13.50
Fourth Quarter	18.74	10.89

Year ended December 31, 2003
First Quarter	$21.75	$16.34
Second Quarter	34.06	20.68
Third Quarter	31.45	21.51
Fourth Quarter	41.04	28.27

Year ending December 31, 2004
First Quarter	$51.80	$37.91
Second Quarter	50.76	38.50
Third Quarter	63.30	43.27

New Century Financial
Year ending December 31, 2004
Fourth Quarter (through November 16, 2004)	$64.79	$50.95

On November 16, 2004, the latest practicable date before the printing of this prospectus, the closing sale price of New Century Financial’s common stock as reported on the NYSE was $63.76 per share. Such stock prices and the stock prices set forth above give effect to the three-for-two stock split effected by a stock dividend paid on New Century TRS common stock on July 11, 2003. As of November 1, 2004, the number of holders of record of New Century Financial’s common stock was 70 and the number of outstanding shares of New Century Financial’s common stock was 48,385,959.

DISTRIBUTION POLICY; THE SPECIAL E&P DISTRIBUTION

New Century Financial expects to make regular quarterly distributions to its stockholders. Our board of directors has declared a cash distribution of $1.50 per share of New Century Financial common stock for the fourth quarter of 2004, which will be paid on January 31, 2005 to stockholders of record at the close of business on January 15, 2005. The actual timing and amount of future distributions, however, will be as determined and declared by New Century Financial’s board of directors and will depend on New Century Financial’s financial condition, earnings, and other factors, many of which are beyond its control. In order to maintain New Century Financial’s qualification as a REIT under the Internal Revenue Code, New Century Financial is required to distribute (within a certain period after the end of each year) at least 90% of its REIT taxable income for such year (determined without regard to the dividends paid deduction and by excluding net capital gain). After-tax earnings generated by New Century Financial’s taxable REIT subsidiaries (including New Century TRS) and not distributed to New Century Financial are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that New Century Financial does not distribute 100% of its REIT taxable income, New Century Financial will be taxed on any undistributed amounts. In addition, we cannot assure you that we will have access to funds to meet the distribution and other REIT qualification requirements. We anticipate paying quarterly distributions during January, April, July and October of each year for the preceding quarter. We anticipate that distributions generally will be paid from cash available for distribution (generally equal to cash from operations and investing activities less capital expenditures and principal amortization on indebtedness); however, to the extent that cash available for distribution is insufficient to make such distributions, we intend to borrow funds from one of our subsidiaries or a third party in order to make distributions consistent with this policy. We cannot assure you as to the amount, if any, of future distributions.

In addition, in connection with our plan to qualify as a REIT, we will make a one-time special E&P distribution of approximately $1.0 million to our stockholders. Under the Internal Revenue Code, neither a REIT nor any of its qualified REIT subsidiaries is permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation. Therefore, in order to qualify as a REIT, we will distribute the current and accumulated earnings and profits of New Century Credit that we succeed to by paying a one-time special distribution to our stockholders in cash. A national accounting firm has prepared a computation of New Century Credit’s earnings and profits for this purpose. Based on this computation, we will make the corresponding special one-time cash distribution, which is intended to equal or exceed the earnings and profits that we will inherit from New Century Credit. Such special E&P distribution will be declared in December 2004 and payable in January 2005 to New Century Financial stockholders on the record date for such distribution.

CAPITALIZATION

The following table sets forth New Century Financial’s capitalization on a consolidated basis as of September 30, 2004 (1) as adjusted to give effect to the completion of the merger, the public offering and the concurrent private placement, each as described under the heading “Summary”, and (2) as further adjusted to give effect to the assumed conversion of $210 million aggregate principal amount of the notes pursuant to the offer at an assumed stock price of $         per share for purposes of determining the number of shares payable as additional consideration.

You should read this table in conjunction with our audited consolidated financial statements, which are included elsewhere in or incorporated by reference into this prospectus.

	As of September 30, 2004
	As Adjusted	As Further Adjusted
	(in thousands, except share amounts)
Financing on mortgage loans held for investment(1)	$10,788,213	$
Convertible notes	205,638
Notes payable(1)	31,261

Total long-term debt	$11,025,112	$

Stockholders’ equity:
Preferred stock, par value $0.01: 10,000,000 shares authorized and no shares issued and outstanding as adjusted and as further adjusted	—
Common stock, par value $0.01: 300,000,000 shares authorized and 48,281,636 shares issued and outstanding, as adjusted; shares issued and outstanding, as further adjusted	$482	$
Additional paid-in capital	826,001
Accumulated other comprehensive loss	(13,181)
Retained earnings, restricted	785,502
Treasury stock, at cost	(70)
Deferred compensation costs	(7,643)

Total stockholders’ equity	$1,591,091	$

Long-term debt and total stockholders’ equity	$12,616,203	$

(1)	Included in financing on mortgage loans held for investment and notes payable is $2.3 billion and $15.1 million, respectively, of financing which matures within one year of September 30, 2004.

The table above excludes the following shares:

•	a total of 5,267,887 shares of New Century Financial common stock issuable upon exercise of options outstanding on November 1, 2004 with a weighted-average exercise price of $18.88 per share;

•	a total of 1,451,198 shares of New Century Financial common stock available for awards under our stock incentive plans as of November 1, 2004; and

The as adjusted number of shares excludes the up to 6,034,686 shares of New Century Financial common stock issuable on November 1, 2004 upon conversion of the notes.

The as further adjusted number of shares includes up to 6,034,686 shares of New Century Financial common stock issuable on November 1, 2004 upon conversion of the notes and an additional              shares issuable pursuant to the offer (assuming closing had occurred on the date of this prospectus). The actual number of shares issuable pursuant to the offer depends on the average of the closing prices on the eight trading days ending on the second business day preceding the expiration of the offer.

THE OFFER

Purpose of the Offer

The offer described in this prospectus is being made by New Century TRS in order to encourage noteholders to convert their notes before the expiration of the offer. We believe that the conversion of the notes will improve our capitalization on a consolidated basis by increasing our outstanding equity base and reducing our indebtedness. Additionally, we believe that the conversion reduces our interest expense and better allows us to conserve cash for use in our business. Further, we expect that it will improve our ability to issue new debt at attractive rates and beneficial terms, which may lower our long-term capital costs. We believe that improving our capitalization may provide us with enhanced access to the capital markets and expand our opportunities for future growth.

Background

New Century TRS issued the notes on July 8, 2003 and July 14, 2003 under an indenture dated July 8, 2003 between New Century TRS and Wells Fargo Bank, N.A., as trustee. In accordance with the terms of the indenture, the notes became convertible into shares of New Century TRS common stock on March 17, 2004. The notes are currently convertible at a rate of 28.7366 shares of New Century Financial common stock for each $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $34.80 per share (subject to certain adjustments).

As a result of the recently completed merger, the notes became convertible into shares of New Century Financial common stock. New Century Financial, New Century TRS and the trustee entered into a first supplemental indenture dated as of September 30, 2004, pursuant to which New Century Financial agreed to issue shares of its common stock upon conversion of the New Century TRS notes under the indenture and New Century TRS agreed to continue to be responsible for all other obligations under the indenture. While New Century Financial has agreed to issue shares of its common stock upon conversion of the notes, the conversion obligation represents New Century TRS’s sole obligation and liability.

In order to enable New Century TRS to deliver shares of New Century Financial common stock to tendering noteholders in the offer, New Century TRS entered into a purchase agreement with New Century Financial pursuant to which New Century TRS has agreed to purchase, for cash, that number of shares of New Century Financial common stock as is necessary for New Century TRS to satisfy its share delivery obligations under the offer. The purchase agreement also provides that New Century TRS will purchase, for cash, that number of shares of New Century Financial common stock as is necessary for New Century TRS to satisfy its obligations under the indenture to issue shares of New Century Financial common stock upon conversion of the notes. All such sales and purchases will be effected in an arm’s-length manner for the then-fair market value of such shares of New Century Financial common stock. To the extent that such purchases cause New Century TRS to exceed the 9.8% restriction on beneficial ownership in value or in number of shares of New Century Financial common stock contained in New Century Financial’s charter, the board of directors of New Century Financial has granted New Century TRS a waiver from such restriction.

Terms of the Offer

New Century TRS is offering, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to have converted all of the outstanding New Century TRS notes for shares of New Century Financial common stock and cash. Holders who tender their New Century TRS notes for conversion on or prior to             , December     , 2004 will receive for each $1,000 principal amount a total of:

•	28.7366 shares of New Century Financial common stock issuable on conversion of the notes in accordance with their terms;

•	an additional $ payable in shares of New Century Financial common stock based upon the average of the closing prices on the eight trading days ending on the second business day preceding the expiration of the offer; and

•	accrued and unpaid interest from July 3, 2004 payable in cash.

The number of additional shares to be issued per $1,000 principal amount of notes will be determined by dividing $             by the average of the closing prices of New Century Financial common stock on the NYSE on the eight trading days ending on the second business day preceding the expiration of the offer. No fractional shares of New Century Financial common stock will be issued to a noteholder in connection with the offer. In lieu of issuing fractional shares, New Century TRS will pay a cash adjustment based upon the closing price of New Century Financial common stock on the last day of the offer. Tenders of the notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on             , December     , 2004.

Holders may only tender notes in multiples of $1,000. Holders of notes may tender less than the aggregate principal amount of notes held by them, provided that they appropriately indicate this fact on the letter of transmittal accompanying the tendered notes (or so indicate pursuant to the procedures for book-entry-transfer).

As of the date of this prospectus, $210 million in aggregate principal amount of the notes is outstanding. As of November 1, 2004, there was one registered holder of the notes, Cede & Co., Inc., which held the notes for its participants. Only a holder of the notes (or the holder’s legal representative or attorney-in-fact) may participate in the offer.

New Century TRS will accept notes as validly tendered notes when, as and if it has given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of notes. If you are the record owner of your notes and you tender your notes directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your notes through a broker or other nominee, and your broker or nominee tenders the notes on your behalf, they may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Except as set forth in the instructions to the letter of transmittal, transfer taxes, if any, on the exchange of notes pursuant to the offer will be paid by New Century TRS.

Generally, the New Century Financial common stock that you receive in the offer will be freely tradable, unless you are considered an affiliate of ours, as that term is defined under the Securities Act, or you hold notes that were previously held by one of our affiliates. New Century TRS believes that, as of the date of this prospectus, no holder of notes is an affiliate (as that term is defined under the Securities Act).

None of the board of directors of New Century TRS, the board of directors of New Century Financial, the dealer managers, the information agent and the exchange agent has made a recommendation to any noteholder, and each is remaining neutral as to whether you should tender your notes in the offer. You must make your own investment decision with regards to the offer based upon your own assessment of the market value of the notes, the likely value of the New Century Financial common stock you will receive, your liquidity needs and your investment objectives.

Expiration Date; Extensions; Amendments

The expiration date of the offer will be             , December     , 2004 at 5:00 p.m., New York City time, unless New Century TRS, in its sole and absolute discretion, extends the offer, in which case the expiration date shall be the latest date and time to which the offer is extended.

New Century TRS expressly reserves the right in its sole and absolute discretion at any time and from time to time, to extend the period of time during which the offer is open, and thereby delay acceptance for conversion of any notes, by giving oral or written notice of such extension to the exchange agent.

The offer, the letter of transmittal and other relevant materials are being mailed to record holders of notes and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the noteholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of notes.

If New Century TRS makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, New Century TRS will extend the offer consistent with Rule 13e-4 under the Exchange Act. The Securities and Exchange Commission has taken the position that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change of more than two percent in percentage of securities sought, for which an extension of ten business days is required) will depend upon the facts and circumstances, including the relative materiality of the terms or information. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

New Century also expressly reserves the right (1) to delay acceptance for conversion of any notes tendered pursuant to the offer, regardless of whether any such notes were previously accepted for conversion, and (2) at any time, or from time to time, to amend the offer in any manner which would not adversely affect the holders of notes. New Century TRS’s reservation of the right to delay conversion of notes that it has accepted for payment is limited by Rule 13e-4 under the Exchange Act, which requires that a bidder must pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of any offer. Any extension, delay in payment, or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which New Century TRS may choose to make any public announcement, New Century TRS will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service.

Termination of the Offer

New Century TRS reserves the right, in its sole and absolute discretion, to terminate the offer at any time prior to completion of the offer and not accept any notes for exchange.

Conditions of the Offer

Notwithstanding any other provision of the offer, and without prejudice to New Century TRS’s other rights, New Century TRS will not be required to accept for exchange or, subject to any applicable rules of the Securities and Exchange Commission, exchange any shares of New Century Financial common stock for the notes, and New Century TRS may terminate, extend or amend the offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent permitted, waived.

Registration Statement Effectiveness

The offer is conditioned upon the registration statement on Form S-4, of which this prospectus is a part, being declared effective by the Securities and Exchange Commission under the Securities Act and not being subject to any stop order suspending its effectiveness or any proceedings seeking a stop order. New Century TRS will not waive the registration statement effectiveness condition.

Other Conditions of the Offer

The offer is also subject to the conditions that, at the time of the expiration date of the offer, none of the following shall have occurred and be continuing which, regardless of the circumstances, makes it impossible or inadvisable to proceed with the offer:

•	any threatened or pending litigation or other legal action relating to the offer;

•	any material adverse change in the financial markets, any disruption in the banking system or any commencement of a war involving the United States (excluding the current U.S. military action in Iraq);

•	any merger, acquisition or other business combination proposal for New Century TRS or New Century Financial; or

•	any approvals from governmental bodies and authorities required in order to complete the offer are not obtained.

The foregoing conditions are solely for New Century TRS’s benefit and New Century TRS may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. Except for the registration statement effectiveness condition, New Century TRS may also, in its sole and absolute discretion, waive these conditions in whole or in part. The determination by New Century TRS as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by New Century TRS at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

Consequences of Failure to Tender Notes

Following the expiration of the offer, the liquidity of the market for a noteholder’s notes could be adversely affected if a significant number of holders elect to participate in the offer. Furthermore, after expiration of the offer, noteholders who convert will receive only the number of shares of New Century Financial common stock issuable on conversion of the note under the indenture governing the notes. Holders who do not convert their notes will continue to be entitled to interest payments in accordance with the terms of the indenture governing the notes.

Procedures for Tendering Notes

The tender of a noteholder’s notes described below and the acceptance of tendered notes by New Century TRS will constitute a binding agreement between the tendering noteholder and New Century TRS upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal. Except as described below, a noteholder who wishes to tender notes for conversion in response to the offer must deliver the notes, together with a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed on the back cover page of this prospectus prior to 5:00 p.m., New York City time, on                     , December     , 2004. All notes not converted in response to the offer, will be returned to the tendering noteholders at our expense as promptly as practicable following the expiration date.

THE METHOD OF DELIVERY OF NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTEHOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE NOTEHOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

Any financial institution that is a participant in a book-entry transfer facility may make book-entry delivery of the notes by causing the book-entry transfer facility to transfer the notes into the exchange agent’s account in accordance with that facility’s procedures for the transfer. In connection with a book-entry transfer, a letter of transmittal need not be transmitted to the exchange agent, as long as the book-entry transfer procedure is complied with prior to 5:00 p.m., New York City time, on the expiration date and an agent’s message (as defined below) is received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, which states that (1) the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering notes, (2) the participant has received and agrees to be bound by the terms of the letter of transmittal and (3) we may enforce the agreement against the participant.

Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, unless the notes surrendered for conversion with that letter of transmittal are tendered (1) by a registered holder of the notes who has not completed either the box entitled “Special Conversion Instructions” or the box entitled “Special Delivery Instructions” in the letter of transmittal, or (2) for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, each known as an eligible institution. In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, the guarantee must be by an eligible institution. If the letter of transmittal is signed by a person other than the registered holder of the notes, the notes surrendered for conversion must either (1) be endorsed by the registered holder, with the signature guaranteed by an eligible institution, or (2) be accompanied by a bond power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature guaranteed by an eligible institution. The term “registered holder” as used in this paragraph with respect to the notes means any person in whose name the notes are registered on the books of the registrar for the notes.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of notes tendered for conversion will be determined by New Century TRS in its sole discretion. New Century TRS’s determination will be final and binding. New Century TRS and the exchange agent reserve the absolute right to reject any and all notes not properly tendered and to reject any notes the acceptance of which might, in New Century TRS’s judgment or in the judgment of the exchange agent or their counsel, be unlawful. New Century TRS and the exchange agent also reserve the absolute right to waive any defects or irregularities or conditions of the offer as to particular notes either before or after the expiration date (including the right to waive the ineligibility of any noteholder who seeks to tender notes in the offer). The interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions) by New Century TRS will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes for conversion must be cured within the period of time New Century TRS determines. New Century TRS and the exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of notes for conversion but will not incur any liability for failure to give the notification. New Century TRS will not deem notes tendered until irregularities have been cured or waived.

If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, the signatory should so indicate when signing, and, unless waived by New Century TRS, submit proper evidence of the person’s authority to so act, which evidence must be satisfactory to New Century TRS in its sole discretion.

Any beneficial owner of the notes whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender notes in the offer should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering notes, make appropriate arrangements to register ownership of the notes in the beneficial owner’s name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

Holders who wish to tender their notes and (1) whose notes are not immediately available or (2) who cannot deliver their notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their notes according to the guaranteed delivery procedures described in the letter of transmittal. According to those procedures: (i) the tender must be made by or through an eligible institution and a Notice of Guaranteed Delivery (as defined in the letter of transmittal) must be signed by the noteholder; (ii) on or prior to the expiration date, the exchange agent must have received from the noteholder and the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the noteholder, the certificate number or numbers of the tendered notes, and the principal amount of tendered notes, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered notes, a duly executed letter of transmittal or an agent’s message, and any other required documents will be deposited by the eligible institution with the exchange agent; and (iii) the properly completed and executed letter of transmittal and all other required documents and the tendered notes in proper form for transfer (or confirmation of a book-entry transfer of such notes into the exchange agent’s account at a book-entry transfer facility and the receipt of an agent’s message) must be received by the exchange agent within three business days after the date of delivery of the Notice of Guaranteed Delivery. Any noteholder who wishes to tender notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the Notice of Guaranteed Delivery relating to the notes prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Notes for Conversion; Delivery of Cash and Shares of New Century Financial Common Stock

Upon satisfaction or waiver of all of the conditions to the offer, and assuming New Century TRS has not previously elected to terminate the offer, which it may do for any or no reason, in its sole and absolute discretion, New Century TRS will accept any and all notes that are properly tendered in the offer prior to 5:00 p.m., New York City time, on the expiration date. We will issue (or cause to be issued) the shares of New Century Financial common stock and New Century TRS will pay the cash payment for accrued interest promptly after acceptance of the notes. For purposes of the offer and cash payment for accrued interest, New Century TRS will be deemed to have accepted validly tendered notes, when, as, and if New Century TRS has given oral or written notice of its acceptance of the notes to the exchange agent.

In all cases, the payment of cash and issuance of shares of New Century Financial common stock for notes that are accepted for conversion pursuant to the offer will be made only after timely receipt by the exchange agent of the notes, a properly completed and duly executed letter of transmittal and all other required documents (or of confirmation of a book-entry transfer of the notes into the exchange agent’s account at a book-entry transfer facility and the receipt of an agent’s message). New Century TRS reserves the absolute right to waive any defects or irregularities in the tender or conditions of the offer (other than the registration statement effectiveness condition). If any tendered notes are not accepted for any reason, those unaccepted notes will be returned without expense to the tendering noteholder thereof as promptly as practicable after the expiration or termination of the offer.

Withdrawal Rights

Tenders of the notes may be withdrawn by delivery of a written notice to the exchange agent, at its address listed on the back cover page of this prospectus, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must (1) specify the name of the person having deposited the notes to be withdrawn, (2) identify the notes to be withdrawn (including the certificate number or numbers and principal amount of the notes, as applicable), and (3) be signed by the noteholder in the same manner as the original signature on the letter of transmittal by which the notes were tendered and must be guaranteed by an eligible institution. Any questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by New Century TRS, in its sole and absolute discretion. The notes so withdrawn will be deemed not to have been validly tendered for conversion for purposes of the offer. Any notes which have been tendered for conversion but which are withdrawn will be returned to the noteholder without cost to the noteholder as soon as practicable after withdrawal. Properly withdrawn notes may be re-tendered by following one of the procedures described under “The Offer—Procedures for Tendering Notes” at any time on or prior to the expiration date.

Dealer Managers

New Century TRS has selected Lehman Brothers Inc., or Lehman Brothers, and Bear Stearns to act as the dealer managers in connection with the offer. New Century TRS expects to enter into a dealer manager agreement with Lehman Brothers and Bear Stearns pursuant to which Lehman Brothers will receive customary compensation for its services as dealer manager and will be reimbursed for reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and expenses for legal counsel. In addition, New Century TRS expects to indemnify the dealer managers against certain liabilities, including liabilities under federal securities laws.

The dealer managers and certain of their affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to New Century TRS and certain of our affiliates in the ordinary course of business. They have and will receive customary fees and/or commissions for such services.

The dealer managers will assist with the mailing of this prospectus and related materials to noteholders, respond to inquiries of and provide certain information to noteholders in connection with the offer. Questions regarding the terms of the offer can be directed to the dealer managers at the address and telephone number set forth on the back cover of this prospectus.

The Exchange Agent

Mellon Investor Services LLC is the exchange agent. All tendered notes, executed letters of transmittal and other related documents should be directed to the exchange agent at its address and telephone numbers listed on the back cover of this prospectus. We will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, reimburse it for its reasonable out-of-pocket expenses and indemnify it against certain liabilities and expenses in connection with the offer, including liabilities under federal securities laws.

The Information Agent

Georgeson Stockholder Communications Inc. is the information agent. All questions regarding the offer, including requests for additional copies of this prospectus, the letter of transmittal and other related documents, should be addressed to the information agent at its address and telephone numbers listed on the back cover of this prospectus.

Fees and Expenses

Fees and expenses in connection with the offer are estimated to be approximately $1.8 million, including Securities and Exchange Commission filing fees and the fees of the exchange agent, the dealer managers, the information agent, the financial printer, counsel, accountants and other professionals. Also, New Century TRS will purchase, for cash, that number of shares of New Century Financial common stock from New Century Financial as is necessary for New Century TRS to satisfy its obligation under the offer to deliver shares of New Century Financial common stock in exchange for the notes. All such sales and purchases will be effected in an arm’s-length manner, for the then-fair market value of such shares of New Century Financial common stock. New Century TRS will obtain the cash required to pay these fees and expenses from its available capital resources.

Accounting Treatment

The accounting for the conversion of the notes pursuant to the offer will result in a conversion and related reclassification of the original aggregate principal amount of the notes to stockholders’ equity, and the recognition of ordinary expense in New Century Financial’s statement of operations for the fair value of any additional consideration paid to induce the conversion.

Appraisal Rights

There are no dissenter’s rights or appraisal rights with respect to the offer.

Regulatory Approvals

New Century TRS may not complete the offer until the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission. We are not aware of any other material regulatory approvals necessary to complete the offer.

DESCRIPTION OF NEW CENTURY FINANCIAL CAPITAL STOCK

The following is a summary description of the material terms of New Century Financial common stock and undesignated preferred stock as set forth in our charter and that govern the rights of New Century Financial common stock. While we believe that the following description covers the material terms of New Century Financial capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, our charter and the other documents we refer to for a more complete understanding of New Century Financial capital stock.

General

As of November 1, 2004, following completion of the merger, the public offering and the concurrent private placement, New Century Financial had 48,385,959 shares of New Century Financial common stock issued and outstanding and no shares of preferred stock issued and outstanding. New Century Financial’s charter provides that it may issue up to 300,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Under Maryland General Corporation Law, or the MGCL, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

The shares of New Century Financial common stock offered hereby will upon issuance and payment therefor be duly authorized, validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of New Century Financial common stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of our capital stock, each outstanding share of New Century Financial common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of our stock, the holders of such shares of New Century Financial common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of New Century Financial common stock can elect all of the directors then standing for election in which case the holders of the remaining shares will not be able to elect any of our directors.

Shares of New Century Financial common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership transfer of stock, shares of New Century Financial common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation’s charter. Our charter provides that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors must be approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

Our charter authorizes our board of directors to reclassify any unissued shares of New Century Financial common stock into other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for New Century Financial common stock or otherwise be in your best interest. Further, to the extent we issue preferred stock, holders of the preferred stock will likely have preferential rights to distributions made by us. As of the closing of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of New Century Financial common stock or preferred stock and to classify or reclassify unissued shares of New Century Financial common or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as New Century Financial common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for New Century Financial common stock or otherwise be in your best interest and could result in the entrenchment of our board of directors and management, regardless of their performance.

Transfer Restrictions

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class or series of our stock. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of our stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of shares of our stock occurs that, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest greatest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):

•	to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust; and

•

the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then

•	such shares shall be deemed to have been sold on behalf of the trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date we, or our designee, accept such offer.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

All certificates representing shares of New Century Financial common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of our stock, including shares of New Century Financial common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of New Century Financial common stock.

These ownership limits could delay, defer or prevent a change in control or other transaction that might involve a premium price for New Century Financial common stock or otherwise be in your best interest.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for shares of New Century Financial common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF NEW CENTURY FINANCIAL’S CHARTER AND BYLAWS

The following summary highlights the material provisions of Maryland law that are applicable to New Century Financial and the material provisions of New Century Financial’s charter and bylaws. You should refer to Maryland law, including the MGCL, and to New Century Financial’s charter and bylaws for a full description. Copies of New Century Financial’s charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of New Century Financial’s charter and bylaws and every other exhibit to the registration statement by following the instructions described under the caption “Where You Can Find Additional Information” above.

Classification of Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. Under our bylaws, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualified.

Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2005, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The initial terms of the Class II, Class III and Class I directors will expire in 2005, 2006 and 2007, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of New Century Financial common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of New Century Financial common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision of our charter will preclude stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote. Also, our election in our bylaws to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to fill vacancies on our board of directors will prevent stockholders, even if they are successful in removing incumbent directors, from filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or certain issuances or reclassifications of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s outstanding shares, or any affiliate of the corporation who was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution exempting the company from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share” acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply:

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by our charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Amendments to the Charter

Except as provided below, our charter, including its provisions on classification of our board of directors, may be amended only if approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter. Amendments to the provisions of our charter relating to the removal of directors will be required to be approved by our stockholders by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders; Advance Notice of Director Nominations and New Business

Annual meetings.    Our annual meeting of stockholders will be held each May. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:

•	pursuant to our notice of the meeting;

•	at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

A stockholder’s notice must set forth:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

•	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the our stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of our shares of stock which are owned of record or beneficially by each such person.

Special meetings.    Special meetings of our stockholders may be called only by our president or by our board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board of directors. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

If the resolution of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our charter on classification of our board of directors and removal of directors, the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of New Century Financial common stock or otherwise be in their best interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Introduction

The following general discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and material U.S. federal income tax consequences of converting the notes pursuant to the offer and of owning and disposing of shares of New Century Financial common stock received in connection therewith. It applies to you only if you hold the New Century TRS notes or New Century Financial common stock as a capital asset for U.S. federal income tax purposes. This discussion is based on interpretations of the Internal Revenue Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary does not discuss all of the tax consequences that may be relevant to particular noteholders or stockholders or to noteholders or stockholders subject to special treatment under the federal income tax laws, such as:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax exempt organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities that elect to apply a mark to market method of accounting;

•	foreign holders;

•	persons that hold their notes or shares of New Century Financial common stock as part of a hedge against currency risk, appreciated financial position, straddle, constructive sale or conversion transaction;

•	holders that acquired their notes or shares of New Century Financial common stock upon the exercise of stock options or otherwise as compensation;

•	holders that do not tender their notes pursuant to the offer; or

•	entities treated as partnerships for U.S. federal income tax purposes.

The summary below does not address all of the tax consequences that may be relevant to you. In particular, it does not address:

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes or shares of New Century Financial common stock; or

•	state, local or foreign tax consequences of the purchase, ownership or disposition of the notes or shares of New Century Financial common stock.

For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its partners or owners. Accordingly, if a partnership or other flow-through entity holds the notes or shares of New Century Financial common stock, the tax treatment of a holder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.

Accordingly, you are urged to consult your own tax advisors with respect to the U.S. federal, state and local tax consequences of converting your notes pursuant to the offer and owning and disposing the shares of New Century Financial common stock received in connection therewith, as well as any consequences arising under the laws of any other taxing jurisdiction to which you may be subject.

O’Melveny & Myers LLP has reviewed the discussion set forth below and is of the opinion that the statements made in this discussion, to the extent such statements summarize material U.S. federal tax consequences of the offer and the beneficial ownership of the New Century Financial common stock into which the notes would be converted, are correct in all material respects. The opinion of O’Melveny & Myers LLP has been filed as an exhibit to the registration statement of which this prospectus forms a part. O’Melveny & Myers LLP’S opinion is based on various assumptions, including that certain factual representations and covenants made by one of our officers are and remain accurate; moreover, the opinion is subject to limitations, and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge the opinion of O’Melveny & Myers LLP, and such a challenge could be successful.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of converting your notes pursuant to the offer, of ownership and disposition of the shares of New Century Financial common stock, and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of your ownership and our REIT election, and regarding potential changes in applicable tax laws.

Tendering Holders

For purposes of this summary, a U.S. holder is a beneficial owner of a note or shares of the New Century Financial common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of notes or shares of New Century Financial common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. holder.”

Taxable Exchange.    The exchange of notes for New Century Financial common stock will be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, a U.S. holder of notes who tenders notes in the offer (a “Tendering Holder”) will recognize gain or loss on the exchange equal to the difference between (i) the fair market value of the New Century Financial common stock and cash, if any, exchanged therefor (other than New Century Financial common stock or cash attributable to accrued interest, which will be taxable as ordinary income) and (ii) the Tendering Holder’s adjusted tax basis in the notes surrendered in the exchange. The gain or loss will be long-term capital gain or loss if the Tendering Holder’s holding period for the notes is more than one year. Long-term capital gain of a non-corporate U.S. holder is generally subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

A Tendering Holder’s adjusted tax basis in notes will generally be the price that the holder paid for the notes increased by the amount of any market discount previously included in income by such holder with respect to the notes and reduced (but not below zero) by any amortizable bond premium allowable as a deduction with respect to the notes. Market discount on a note is generally the excess of the principal amount of the note over the holder’s tax basis in the note at the time of its acquisition. Amortizable bond premium on a note is the excess of the tax basis of a note to a holder immediately after its acquisition over the principal amount of the note payable at maturity. A Tendering Holder who has acquired notes with market discount generally will be required to treat a portion of any gain on the exchange of such notes as ordinary income to the extent of the market discount accrued to the date of the exchange less any accrued market discount previously reported as ordinary income.

Special Considerations for Non-U.S. Holders.    A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized upon the exchange unless (i) the gain is, or is treated as, effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder; or (ii) in the case of a non-U.S. holder who is a nonresident alien individual and holds the notes as a capital asset, the holder is present in the United States for 183 or more days in the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain. Any such gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder (and attributable to a U.S. permanent establishment, in the case of a non-U.S. holder entitled to the benefits of an applicable tax treaty) will be subject to U.S. federal income tax on a net income basis and, if such non-U.S. holder is a corporation, may also be subject to the branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Cash in Lieu of Fractional Shares.    A Tendering Holder who receives cash in lieu of a fractional share will be treated as if the holder received the fractional share and then sold it for the amount of cash received. Subject to the discussion in “––Special Considerations for Non-U.S. Holders,” the Tendering Holder will recognize short-term capital gain or loss on the deemed sale of the fractional share for cash equal to the excess of the cash received over the Tendering Holder’s tax basis in the fractional share.

Backup Withholding.    The exchange agent will be required to withhold 28% of the gross proceeds to which a Tendering Holder is entitled pursuant to the offer unless the holder provides its taxpayer identification number (i.e., social security number or employer identification number) and certifies that the number is correct, or an exemption from backup withholding applies. Each U.S. holder of notes will need to complete and sign the Form W-9 that will be included in the transmittal letter to avoid backup withholding, or establish in a manner satisfactory to the exchange agent that an exemption from backup withholding applies. Non-U.S. holders must complete and sign Form W-8BEN or an acceptable substitute form.

THE FOREGOING DISCUSSION IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MIGHT VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. IN ADDITION, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE OFFER. ACCORDINGLY, WE URGE EACH HOLDER OF NOTES TO CONSULT ITS OWN TAX ADVISER TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Taxation as a REIT

General.    New Century TRS formed New Century Financial as a Maryland corporation on April 12, 2004 as a wholly-owned subsidiary. On October 1, 2004, a wholly-owned subsidiary of New Century Financial merged with and into New Century TRS with New Century TRS as the surviving entity. As a result, New Century TRS became a wholly-owned subsidiary of New Century Financial.

We will elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code for our taxable year ending December 31, 2004. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. We intend to be organized and to operate in such a manner as to qualify for taxation as a REIT. However, no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

We have received an opinion of O’Melveny & Myers LLP, filed as an exhibit to the registration statement of which this prospectus is a part, to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and, commencing with our taxable year ending December 31, 2004, and continuing thereafter, our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized, however, that the opinion of O’Melveny & Myers LLP will be based on various assumptions related to our organization and proposed operations and will be conditioned on representations and covenants made by our management regarding our organization, assets, sources of gross income and other matters related to the conduct of our business operations. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. O’Melveny & Myers LLP will not review our compliance with the requirements on a continuing basis. Our ability to satisfy the asset and gross income tests applicable to a REIT depends, among other things, on the fair market values of our assets and the fair market value of the real estate that is collateral for our mortgage loans. Such values may not be susceptible to a precise determination. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given by O’Melveny & Myers LLP or by us that we will so qualify for any particular year. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to our stockholders. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose domestic noncorporate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

While we are generally not subject to corporate income taxes on income that we distribute currently to our stockholders, we will be subject to federal tax as follows:

•	We will be taxed at regular corporate rates on any taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under some circumstances, we may be subject to the “alternative minimum tax” due to our undistributed items of tax preference and alternative minimum tax adjustments.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•	Our income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test for the taxable year or (ii) the amount by which 90% (95% in taxable years beginning on or after January 1, 2005) of our gross income exceeds the amount of our income qualifying under the 95% gross income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

•	We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years, over excess distributions made with respect to prior years.

•	We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed capital gain (to the extent we made a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our stock.

•	We will be subject to a 100% penalty tax on certain amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between us and a taxable REIT subsidiary, as further described below, are not comparable to similar arrangements between unrelated parties.

•	If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income, or “phantom” taxable income, that we derive from REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Similar rules may apply if we own all of the equity interests in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Taxable mortgage pools and REMICs.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative.

For this reason, our charter prohibits disqualified organizations from owning our shares.

If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

In general, we will not be treated as acquiring the assets of New Century TRS or its subsidiaries in a carryover basis transaction. However, in connection with the merger and related transactions, we have acquired all of the capital stock of New Century Credit, which was an indirect wholly-owned subsidiary of New Century TRS. New Century Credit became a qualified REIT subsidiary, and we were deemed to acquire the assets of New Century Credit in a carryover basis transaction. We do not believe the built-in gain in such assets, if any, acquired in the transaction is material.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any taxable REIT subsidiary in which we own an interest, including New Century Financial and its subsidiaries, will be subject to federal corporate income tax on its taxable income.

Requirements for qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

(7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8) that meets other tests, described below, regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we will issue sufficient shares of stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, our charter will contain restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we may fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

Distribution of “earnings and profits” attributable to non-REIT C corporation taxable years.    To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation taxable year (“C corporation E&P”). Generally, we will not be treated as succeeding to the C corporation E&P of New Century TRS or its subsidiaries in connection with the formation transactions because we will make an election to treat New Century TRS and its subsidiaries as taxable REIT subsidiaries as of the completion of this offering.

However, as part of the formation transactions, we have acquired all of the capital stock of New Century Credit, which was an indirect wholly-owned subsidiary of New Century TRS. New Century Credit became a qualified REIT subsidiary and we succeeded to New Century Credit’s C corporation E&P. Thus, we will distribute such C corporation E&P as of the close of our first taxable year as a REIT.

A national accounting firm has prepared an estimate of New Century Credit’s C corporation E&P, based on which we will determine the amount of the special E&P distribution that we must make to purge New Century Credit’s C corporation E&P. However, the determination of C corporation E&P is extremely complex and the computations by our national accounting firm are not binding on tax authorities. If we fail to distribute an amount equal to the inherited C corporation E&P of New Century Credit as of the close of our first taxable year as a REIT, we could fail to qualify as a REIT. Alternatively and although the law on this issue is not entirely clear, we may avoid being disqualified as a REIT for each taxable year during which we had C corporation E&P if we satisfy certain “deficiency dividend” procedures described in the Internal Revenue Code and the Treasury regulations thereto.

O’Melveny & Myers LLP will express no opinion as to the amount of C corporation E&P. Accordingly, for its opinion as to our qualification as a REIT, O’Melveny & Myers LLP will rely upon a representation from us that we will have eliminated all of our C corporation E&P as of the close of our first taxable year.

Qualified REIT subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Other disregarded entities and partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company, which has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. If we own 100% of the interests of such an entity and such entity has not elected to be treated as a corporation for U.S. federal income tax purposes, we will be treated as owning its assets and receiving its income directly. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share, based on percentage capital interests, of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT subsidiaries.    A “taxable REIT subsidiary” is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We have several direct and indirect subsidiaries, including New Century TRS, most of which we intend to elect to treat as taxable REIT subsidiaries as of the closing date of the merger. As taxable REIT subsidiaries, these entities will be subject to federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that New Century TRS and its subsidiaries are required to pay taxes, they will have less cash available for distribution to us. If dividends are paid by these taxable REIT subsidiaries to us, then the dividends we pay to our non-corporate stockholders, up to the amount of dividends that we receive from our taxable REIT subsidiaries, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “Taxation of U.S. Holders of the Notes-Qualified dividend income.”

Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs, such as fees from the origination and/or servicing of loans for third parties, could be earned by a taxable REIT subsidiary without affecting our status as a REIT. We expect to continue to sell all of our loans that we do not hold in our portfolio, and to perform other origination functions, through New Century TRS and its subsidiaries.

Several provisions of the Internal Revenue Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to its REIT parent. We currently do not anticipate that this limitation will apply to interest payments, if any, made by taxable REIT subsidiaries to us. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, our taxable REIT subsidiaries if the Internal Revenue Service were to assert successfully that the economic arrangements between us and our subsidiaries are not comparable to similar arrangements among unrelated parties.

Taxable mortgage pools and REMICs.    An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We will make investments or enter into financing and securitization transactions that give rise to our being considered to be, or to own an interest in, one or more taxable mortgage pools or REMICs, although we do not intend to engage in REMIC securitization transactions other than through a taxable REIT subsidiary.

Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of a REIT’s assets held directly or through a qualified REIT subsidiary that is classified as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a REMIC residual interest or taxable mortgage pool, including non-cash accrued income, or “phantom” taxable income, will be treated as excess inclusion income. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Annual Distribution Requirements Applicable to REITs.” To the extent that a REMIC residual interest or taxable mortgage pool is owned through a taxable REIT subsidiary, any excess inclusion income generated by the REMIC residual interest or taxable mortgage pool will be recognized by the taxable REIT subsidiary, and we will not be subject to the distribution requirements with respect to any such amounts.

Our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income generally (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (i.e., 30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “Taxation of Non-U.S. Holders of New Century Financial Common Stock—Distributions” and “Taxation of Tax-Exempt Holders.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to our stockholders is not entirely clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in New Century Financial common stock.

If we were to own less than all of the equity interests in an entity that is classified as a taxable mortgage pool, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for federal income tax purposes, and its taxable income would be subject to corporate income tax. In addition, this characterization could adversely affect our compliance with the REIT gross income and asset tests. We currently do not own, and currently do not intend to own, some, but less than all, of the equity interests in an entity that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Income Tests

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgage loans;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest, (iii) payments under certain qualifying hedging instruments and (iv) gain from the sale or disposition of stock, securities, or some hedging instruments. If less than 95% of the assets of a REMIC in which we hold an interest are real estate assets, we will be treated as receiving directly our proportionate share of the REMIC’s income for purposes of the gross income tests.

Our income for purposes of these tests includes our allocable share of all income earned by any entities in which we own an interest that are partnerships or disregarded entities for income tax purposes (including qualified REIT subsidiaries), and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The income tests described above are based on our gross income. For U.S. federal income tax purposes, we will be treated as earning interest income on all of our loans that have been securitized and with respect to which we have not made a REMIC election. Although we will have a partially offsetting interest expense with respect to the interest owed on the securities issued pursuant to these securitizations, this interest expense will not reduce the gross income that we are considered to recognize for purposes of the gross income tests.

Gross income from servicing loans for third parties and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends.    Our share of any dividends received from our taxable REIT subsidiaries or any other corporation in which we may own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We expect to limit any dividends from our corporate subsidiaries to stay within the limit on nonqualifying income under the 75% gross income test.

Interest.    The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. We do not expect that any of our mortgage loans will be based in whole or in part on the income or profits of any person.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount, and market discount income that we receive from our mortgage loans generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the property of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We expect that all or substantially all of our interest from our mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

Fee income.    We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. Currently, we intend that all loan origination fees will be earned through our taxable REIT subsidiaries. In this case, the income earned by such subsidiaries from these services will not be included for purposes of our gross income tests.

Hedging transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Such hedging activities may include entering into interest rate swaps, caps, and floors, options, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Effective for the taxable year beginning January 1, 2005, however, such amounts will generally not constitute gross income and therefore will be disregarded for purposes of the 95% gross income test if certain identification and other requirements are satisfied, and will be treated as nonqualifying income for the 95% and 75% gross income tests if such requirements are not satisfied. To the extent that we hedge with other types of financial instruments, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset tests”) or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Rents from real property.    We currently do not own any real property (other than a small amount of real property acquired through the foreclosure of mortgage loans). To the extent that we acquire real property or an interest therein in the future, rents we receive will generally qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants (determined on specified testing dates) and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are generally only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant,” except through a taxable REIT subsidiary or an independent contractor from which the REIT itself does not derive or receive any income.

Prohibited transactions tax.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our portfolio assets are held-for-sale to customers and that a sale of any of our portfolio assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We cannot provide assurance that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. After completing this offering, our taxable REIT subsidiaries will continue to sell a portion of the loans that they originate on a whole loan sale basis and any other loans the sale of which could be subject to the prohibited transactions tax. Sales of loans by our taxable REIT subsidiaries will not be subject to this 100% tax but such subsidiaries will be subject to regular corporate taxes on their net income.

We currently intend that any securitizations that we may undertake following this offering with regard to our loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, REMICs are not a viable option for us to securitize our mortgage loans. Instead, we intend to structure our securitizations as non-REMIC collateralized mortgage obligation transactions, which are treated as financings for tax purposes.

Foreclosure property.    Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held-for-sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

Failure to satisfy income tests.    If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. Effective for the taxable year beginning January 1, 2005, these relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and if we satisfy certain specified filing and disclosure requirements set forth in the Internal Revenue Code. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we could fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “Taxation as a REIT—General.”

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

•	First, at least 75% of the value of our total assets must be represented by the following:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs;

•	cash and cash items;

•	government securities;

•	investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

•	Second, not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

•	Third, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

•	Fourth, we may not own more than 10% of any one issuer’s outstanding voting securities.

•	Fifth, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below.

•	Sixth, no more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of the third, fourth and fifth asset tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, certain specified rental agreements and securities issued by REITs, are not treated as “securities” for purposes of the fifth asset test. “Straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (subject to certain specified exceptions), and (iii) the issuer is either not a corporation or partnership or the only securities of the issuer held by us, and certain of our taxable REIT subsidiaries, subject to a de minimis exception, are straight debt.

As discussed in “—Taxation as a REIT—Other disregarded entities and partnerships,” our assets for purposes of these tests include our allocable share of all assets held by any entities in which we own an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The asset tests described above are based on our total assets. With regard to any securitizations following this offering for federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized in non-REMIC collateralized mortgage obligation transactions. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans that we will be considered to own for purposes of these rules will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in taxable REIT subsidiaries and our other assets to ensure compliance with the 20% asset test applicable to our investment in one or more taxable REIT subsidiaries. Although we will seek to be prudent in making these estimates, there can be no assurances that the Internal Revenue Service will not disagree with these determinations, in which case we might not satisfy the asset tests and could fail to qualify as a REIT.

After initially meeting the asset tests on June 30, 2004, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

In addition, effective for the taxable year beginning January 1, 2005, we may avoid disqualification in the event of certain failures if (i) the failure was due to reasonable cause and not willful neglect, (ii) the failure is timely corrected, (iii) a penalty amount is paid and (iv) other requirements are met; or the failure was de minimis and timely corrected.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the Internal Revenue Service will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•	the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. In addition, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the distributed amount if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the excess of the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, over any excess distributions from prior years.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% nondeductible excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (ii) the inclusion of items of income by us for federal income tax purposes. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We may recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	Although several types of non-cash income are excluded in determining the annual distribution requirement, we may incur corporate income tax and a 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to our capital gains. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and domestic noncorporate distributees may be eligible for the reduced income tax rate of 15% on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Taxation of U.S. Holders of New Century Financial Common Stock

Distributions generally.    As long as we qualify as a REIT, distributions made to taxable U.S. holders of New Century Financial common stock out of current or accumulated earnings and profits earned from in a REIT taxable year that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the maximum 15% rate that generally applies to distributions by non-REIT C corporations to stockholders who are taxed as individuals. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to New Century Financial common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of both our current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the distributions will be taxable as capital gains, assuming the stock is held as a capital asset in the hands of the U.S. holder.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend and the stockholder will be treated as having received the dividend on December 31 of the year in which the dividend was declared.

Capital gain dividends.    We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on Internal Revenue Service Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We must classify portions of our designated capital gain dividend into the following categories:

•	a 15% gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

Recipients of capital gain dividends that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified dividend income.    Dividends paid to a U.S. holder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our taxable income distributed to our stockholders, dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, ordinary REIT dividends from us will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to ordinary REIT dividends from us, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, (ii) attributable to income earned in non-REIT taxable years, or (iii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold New Century Financial common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the New Century Financial common stock becomes ex-dividend.

Other tax considerations.    Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income, and as a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A non-corporate U.S. holder of our stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders may not include in their individual income tax returns any of our net operating losses or capital losses. We would carryover our operating or capital losses for potential offset against future income, subject to applicable limitations.

We may recognize taxable income in excess of our economic income, known as phantom income, in the early years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes.

Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent it exceeds our undistributed REIT taxable income in a particular year. A U.S. holder’s share of excess inclusion income would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “Taxation as a REIT—Taxable mortgage pools and REMICs.”

Sales of New Century Financial common stock.    Upon any taxable sale or other disposition of New Century Financial common stock, a U.S. holder will recognize capital gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such common stock for tax purposes.

The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” We do not expect any material amount of such unrecaptured Section 1250 gain. Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock. Deduction of capital losses may be subject to limitations.

In general, any loss upon a sale or exchange of New Century Financial common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Taxation of Non-U.S. Holders of New Century Financial Common Stock

Distributions.    Distributions by us to a non-U.S. holder of New Century Financial common stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions, including the special one-time distribution, if any, declared in 2004 ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and attributable to a U.S. permanent establishment, in the case of a non-U.S. holder entitled to the benefits of an applicable tax treaty). Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is excess inclusion income. Excess inclusion income will generally be allocated to stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “Taxation as a REIT—Taxable mortgage pools and REMICs.” Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate; or

•	the non-U.S. holder files an Internal Revenue Service Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in New Century Financial common stock will reduce the non-U.S. holder’s adjusted basis in New Century Financial common stock and will not be subject to U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in New Century Financial common stock will be treated as gain from the sale of our stock, the tax treatment of which is described below. See “—Sales of New Century Financial common stock.”

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment in the common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. We generally do not expect to pay dividends that are subject to FIRPTA.

Notwithstanding the foregoing and effective for the taxable year beginning January 1, 2005, distributions (including capital gain distributions) with respect to any class of stock of a REIT which is regularly traded on an established securities market located in the United States will not be treated as gain recognized from the sale or exchange of a U.S. real property interest if the non-U.S. holder does not own 5 percent of such class of stock at any time during the taxable year.

We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

Sales of New Century Financial common stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of New Century Financial stock generally would not be subject to U.S. taxation unless:

•	the investment in common stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	the common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

New Century Financial common stock will not constitute a U.S. real property interest if we either are not a U.S. real property holding corporation or are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by us equals or exceeds 50% of the fair market value of our assets. Because our assets will consist primarily of single-family residential mortgage loans, we do not expect that our assets will cause us to be considered a U.S. real property holding corporation. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. We cannot guarantee that we will be a domestically-controlled REIT.

In addition, even if we are a U.S. real property holding corporation and do not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells its stock, the gain from such a sale by such a non-U.S. holder will not be subject to FIRPTA tax if:

•	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•	the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold during the shorter of the period during which the non-U.S. holder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of New Century Financial common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

Provided that a tax-exempt holder has not held New Century Financial common stock as “debt financed property” within the meaning of the Internal Revenue Code and the New Century Financial common stock is not being used in an unrelated trade or business, dividends on the New Century Financial common stock generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of New Century Financial common stock will not constitute UBTI unless the tax-exempt holder has held New Century Financial common stock as debt financed property within the meaning of the Internal Revenue Code or has used the notes or New Century Financial common stock in a trade or business. However, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income will be subject to tax as UBTI. Excess inclusion income will generally be allocated to stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “Taxation as a REIT—Taxable mortgage pools and REMICs.”

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under

Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax exempt organizations, income from an investment in the New Century Financial common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust that is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a “pension held REIT” if it meets the following two tests:

•	it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•	either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Based on the limitations on transfer and ownership of common stock in our charter, we should not be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting

Backup withholding generally will not apply to dividends paid in respect of New Century Financial common stock if such holder furnishes appropriate documentation of its non-U.S. status. However, certain information reporting will apply with respect to dividend payments even if certification is provided. The payment of proceeds from a holder’s disposition of New Century Financial common stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that such holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of proceeds from a holder’s disposition of New Century Financial common stock to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such holder is not a U.S. person and the broker has no knowledge to the contrary, or such holder establishes an exemption. For this purpose, a “U.S.-related person” is (i) a CFC for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for certain periods is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by U.S. persons. Neither information reporting nor backup withholding will apply to a payment of the proceeds of a disposition of notes or disposition of New Century Financial common stock by or through a non-U.S. office or a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the Internal Revenue Service may be made available by the Internal Revenue Service, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which a holder resides.

Backup withholding is not an additional tax. Holders generally will be entitled to credit any amounts withheld under the backup withholding rules against their U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service in a timely manner.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR NEW CENTURY FINANCIAL COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at noncorporate rates, qualified dividend income, including the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective investors should consult their own tax advisors regarding the effect of sunset provisions on an investment in the notes or in New Century Financial common stock.

State and Local Taxes

New Century Financial and New Century Financial stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. New Century Financial’s state and local tax treatment and that of New Century Financial stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in New Century Financial common stock.

A portion of our income will be earned through our taxable REIT subsidiaries and is subject to federal and state income tax at normal applicable corporate rates. In addition, such subsidiaries may be limited in their ability to deduct some payments made to us. To the extent that we and our subsidiaries are required to pay federal, state and local taxes, we will have less cash available for distribution to New Century Financial stockholders.

Proposed Legislation

Legislation has been introduced from time to time that would amend certain rules relating to REITs. As of the date hereof, it is not possible to predict with any certainty whether any such legislation will be enacted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of November 1, 2004 with respect to the beneficial ownership of New Century Financial common stock by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of New Century Financial common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

For purposes of this table, and except as otherwise indicated, beneficial ownership includes sole voting and investment power with respect to the shares shown. This table gives effect to the three-for-two stock split structured as a dividend that was paid by New Century TRS on July 11, 2003.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Share Equivalents(3)	Percent of class(4)
5% or More Stockholders
Greenlight Capital, L.L.C.(5)	3,330,000	—	6.90%
Executive Officers and Directors
Robert K. Cole(6)	1,776,305	—	3.63%
Edward F. Gotschall(7)	1,710,198	—	3.49%
Brad A. Morrice(8)	1,587,382	—	3.26%
Patrick J. Flanagan(9)	328,312	—	*
Patrick H. Rank(10)	68,091	—	*
Harold A. Black	—	—	*
Fredric J. Forster(11)	102,500	519	*
Donald E. Lange(12)	36,000	—	*
William J. Popejoy(13)	32,500	—	*
Michael M. Sachs(14)	863,123	691	1.78%
Terrence P. Sandvik(15)	87,702	—	*
Richard A. Zona(16)	40,000	—	*
Executive Officers & Directors as a Group (15 persons)(17)	6,756,009	1,210	13.48%

*	Less than one percent.
(1)	Each of the directors and named executive officers listed can be contacted through New Century Financial Corporation at 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612.
(2)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into New Century Financial common stock within 60 days of November 1, 2004, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate that stockholder’s percentage ownership of New Century Financial common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.
(3)	Reflects the number of stock units credited as of November 1, 2004 to the account of each non-employee director participating in New Century Financial’s Directors Deferred Compensation Plan. These units generally will be paid solely in shares of New Century Financial common stock. Payment of the units will be paid following the director’s termination of service. The units themselves carry no voting or other stockholder rights.
(4)	Calculated based on 48,385,959 shares of New Century Financial common stock outstanding at November 1, 2004.

(5)	Beneficial ownership information and the following information is based on information contained in the Schedule 13D/A filed with the Securities and Exchange Commission jointly on April 20, 2004 by Greenlight Capital, L.L.C., or Greenlight LLC, Greenlight Capital, Inc., or Greenlight Inc., and Mr. David Einhorn. Mr. Einhorn is the principal of Greenlight LLC and Greenlight Inc. Of the reported shares, Greenlight LLC and Greenlight Inc. direct the voting and disposition of 1,715,000 and 1,614,900 shares of common stock, respectively. Greenlight LLC and Greenlight Inc. are located at 420 Lexington Avenue, Suite 1740, New York, New York 10170.
(6)	Includes 514,753 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(7)	Includes 637,957 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(8)	Includes 252,850 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004, 18,154 shares owned by the Samantha H. Morrice Trust, the sole beneficiary of which is Mr. Morrice’s daughter, and 100,000 shares owned by the 2004 Bradley A. Morrice Grantor Retained Annuity Trust, of which Mr. Morrice is the sole trustee and Mr. Morrice, his wife and his children are the beneficiaries.
(9)	Includes 22,499 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(10)	Includes 25,381 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(11)	Includes 67,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(12)	Includes 32,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(13)	Includes 32,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(14)	Includes 337,848 shares of New Century Financial common stock owned by Westrec PS Plan, of which Mr. Sachs is the trustee and sole beneficiary, 200,000 shares of New Century Financial common stock owned by the Michael M. and Maureen Sachs Living Trust, of which Mr. Sachs is the sole trustee and Mr. Sachs and his wife are the beneficiaries, and 5,250 shares of New Century Financial common stock owned by Mr. Sachs’ wife. Also includes 12,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(15)	Includes 77,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(16)	Includes 35,000 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004.
(17)	Includes 1,748,440 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of November 1, 2004 and shares of New Century Financial common stock held by the executive officers and directors named in the table above as well as our other executive officers.

LEGAL MATTERS

Certain legal matters, including certain tax matters, will be passed upon for us by O’Melveny & Myers LLP, San Francisco, California. The validity of the shares of New Century Financial common stock and certain other matters of Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. The dealer managers are represented by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of New Century TRS and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of New Century Financial and subsidiary as of August 31, 2004, on a pre-as if pooling of interests basis, has been included in this prospectus in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The supplemental consolidated financial statements of New Century Financial and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the supplemental consolidated financial statements includes a paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of a wholly-owned subsidiary of New Century Financial with and into New Century TRS on October 1, 2004, which has been accounted for similar to a pooling of interests.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates important business and financial information about New Century Financial and New Century TRS from documents filed with the Securities and Exchange Commission that are not included in or delivered with this prospectus. The Securities and Exchange Commission permits us to “incorporate by reference” important information by referring you to another document filed separately with the Securities and Exchange Commission. This means that the information incorporated by reference is deemed to be part of this prospectus, unless superseded by information contained directly in this prospectus or by information in documents that we incorporate by reference now but do not actually file with or furnish to the Securities and Exchange Commission until later.

Specifically, we incorporate herein by reference the documents set forth below:

New Century TRS Filings

•	Annual Report on Form 10-K of New Century TRS for the fiscal year ended December 31, 2003, filed on March 15, 2004, as amended;

•	Quarterly Report on Form 10-Q of New Century TRS for the quarter ended March 31, 2004, filed on May 10, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004;

•	Quarterly Report on Form 10-Q of New Century TRS for the quarter ended September 30, 2004, filed on November 9, 2004; and

•	Current Reports on Form 8-K of New Century TRS filed on January 14, 2004, April 7, 2004, May 20, 2004, June 1, 2004, June 17, 2004, June 28, 2004, July 2, 2004, July 7, 2004, July 13, 2004, July 22, 2004, August 2, 2004, August 17, 2004, September 1, 2004, September 10, 2004, September 15, 2004, September 27, 2004, October 1, 2004, October 5, 2004, October 6, 2004, October 26, 2004 and November 4, 2004.

New Century Financial Filings

•	Annual Report on Form 10-K of New Century TRS for the fiscal year ended December 31, 2003, filed on March 15, 2004, as amended;

•	Quarterly Report on Form 10-Q of New Century TRS for the quarter ended March 31, 2004, filed on May 10, 2004;

•	Quarterly Report on Form 10-Q of New Century TRS for the quarter ended June 30, 2004, filed on August 9, 2004;

•	Quarterly Report on Form 10-Q of New Century Financial for the quarter ended September 30, 2004, filed on November 9, 2004; and

•	Current Reports on Form 8-K of New Century TRS filed on January 14, 2004, April 7, 2004, May 20, 2004, June 1, 2004, June 17, 2004, June 28, 2004, July 2, 2004, July 7, 2004, July 13, 2004, July 22, 2004, August 2, 2004, August 17, 2004, September 1, 2004, September 10, 2004, September 15, 2004 and September 27, 2004;

•	Current Reports on Form 8-K of New Century Financial filed on October 1, 2004, October 5, 2004, October 6, 2004, October 8, 2004, October 14, 2004, October 26, 2004, November 2, 2004, November 4, 2004, and November 17, 2004.

In addition, we also incorporate by reference into this prospectus additional information that New Century TRS and New Century Financial may subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus to the date that the notes are accepted pursuant to the offer (or the date that the offer is terminated). These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 9 or 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may not have some of the documents incorporated by reference, but you can obtain any of them through the Securities and Exchange Commission as described above under “Where You Can Find Additional Information” or from us at no cost by directing a written or oral request to us at New Century Financial Corporation, 18400 Von Karman Avenue, Suite 1000, Irvine, California, 92612, Attention: Vice President of Investor Relations, or by telephone at (949) 440-7030, or email at cmarrell@ncen.com, or at our website at www.ncen.com. Except for the documents described above, information on our website is not otherwise incorporated by reference into this prospectus.

You should rely only on the information in this prospectus or incorporated by reference into this prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page. The business, financial condition, results of operations and prospects of New Century Financial or New Century TRS may have changed since that date. We are not making any offer to sell (or soliciting any offer to buy) any securities in any state where it is unlawful to do so.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

New Century REIT, Inc.:

We have audited the accompanying consolidated balance sheet of New Century REIT, Inc. as of August 31, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of New Century REIT, Inc. as of August 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Los Angeles, California

September 8, 2004

NEW CENTURY REIT, INC.

CONSOLIDATED BALANCE SHEET

As of August 31, 2004

ASSETS
Cash and cash equivalents	$20,000

Total assets	$20,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	$—
Common stock, $0.01 par value. Authorized 1,000,000 shares; issued and outstanding 20,000 shares	200
Additional paid-in capital	19,800

Total stockholder’s equity	20,000

Total liabilities and stockholder’s equity	$20,000

See accompanying note to consolidated balance sheet.

NEW CENTURY REIT, INC.

NOTE TO THE CONSOLIDATED BALANCE SHEET

August 31, 2004

1. Organization

On April 12, 2004, New Century REIT, Inc. (“New Century REIT”) was incorporated under the laws of the State of Maryland and was authorized to issue 1,000,000 shares of $0.01 par value common stock. New Century Financial Corporation (“New Century Financial”) formed New Century REIT solely for the purpose of effecting the restructuring of New Century Financial. New Century REIT is a wholly-owned subsidiary of New Century Financial. In the restructuring, NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, will be merged into New Century Financial, making New Century Financial a wholly-owned subsidiary of New Century REIT. The business of New Century REIT will initially be the business currently conducted by New Century Financial, and New Century REIT will change its name to “New Century Financial Corporation.” New Century Financial anticipates that, upon completion of certain restructuring transactions, New Century REIT will qualify as a REIT for U.S. federal income tax purposes. It will conduct substantially all operating businesses, including substantially all of those currently conducted by New Century Financial and its subsidiaries, through taxable REIT subsidiaries.

From the date of inception on April 12, 2004 through August 31, 2004, New Century REIT has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus.

The exchange agent for the offer is:

MELLON INVESTOR SERVICES LLC

By Mail: Mellon Investor Services LLC P.O. Box 3300 South Hackensack, New Jersey 07606	By Hand: Mellon Investor Services LLC Reorg Dept. 120 Broadway, 13th Floor New York, New York 10271

By Overnight Courier: Mellon Investor Services LLC 85 Challenger Road, Reorg Dept. Overpeck Centre Ridgefield Park, New Jersey 07660	By Phone, domestic: (800) 777-3674 By Phone, foreign: (201) 329-8660

Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent or the dealer managers at the addresses set forth below:

The information agent for the offer is:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street

10th Floor

New York, New York 10004

Bankers and brokers call collect: (212) 440-9800

All others call toll-free: (800) 319-6872

The dealer managers for the offer are:

LEHMAN BROTHERS	BEAR, STEARNS & CO. INC.

c/o Lehman Brothers

745 Seventh Avenue, 5th Floor

New York, New York 10019

Attention: Convertible Origination Group

(800) 438-3242 (U.S. toll-free)

(212) 526-7343 (collect)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

New Century Financial’s charter and bylaws require New Century Financial to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the board of directors. The Maryland General Corporation Law, or the MGCL, requires a corporation (unless its charter provides otherwise, which the charter of New Century Financial does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the receipt by the corporation of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Under Section 145 of the Delaware General Corporation Law, or the DGCL, New Century TRS has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Restated Certificate of Incorporation of New Century TRS, as implemented by the Certificate of Merger of New Century TRS, provides that a director of New Century TRS shall not be liable to New Century TRS or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent provided by applicable law for any breach of the director’s duty of loyalty to New Century TRS or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the DGCL (in respect of certain unlawful dividend payments or stock redemptions or repurchases) or for any transaction from which the director derives an improper personal benefit. Under the DGCL, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of New Century TRS’ Restated Certificate of Incorporation is to eliminate the rights of New Century TRS and its stockholders (through stockholders’ derivative suits on behalf of New Century TRS) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except as provided in the Restated Certificate of Incorporation and in the situations described in (i) through (iv) above. This provision does not limit or eliminate the rights of New Century TRS or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

New Century TRS’ Second Amended and Restated Bylaws provide that New Century TRS will indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain limitations.

New Century Financial and New Century TRS have each entered into agreements with their respective directors and officers pursuant to which they have agreed to indemnify such directors or officers from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such directors or officers in or arising out of their capacities as a director, officer, employee and/or agent of the applicable company or any other corporation of which such person is a director or officer at the request of the applicable company to the maximum extent provided by applicable law. In addition, such directors or officers are entitled to an advance of expenses to the maximum extent authorized or permitted by law.

At present, there is no pending litigation or proceeding involving a director or officer of New Century Financial or New Century TRS as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

New Century Financial maintains a policy providing directors’ and officers’ liability insurance, which insures directors and officers of New Century Financial in certain circumstances with a liability limit of $55 million per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

The foregoing summaries are necessarily subject to the complete text of the MGCL, the DGCL, the registrants’ respective charters and bylaws, the indemnity agreements entered into between by each of the registrants and each of their respective directors and officers and New Century Financial’s directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.

Item 21. Exhibits.

Exhibit Number	Description
1.1*	Form of Dealer Manager Agreement

3.1	Articles of Amendment and Restatement of New Century Financial(1)

3.2	Amended and Restated Bylaws of New Century Financial(1)

4.1	Specimen Certificate for New Century Financial Common Stock(3)

4.2	Indenture, dated as of July 8, 2003, by and between New Century TRS and Wells Fargo Bank, N.A., as Trustee(4)

4.3	First Supplemental Indenture, dated as of September 30, 2004, by and among New Century Financial, New Century TRS and Wells Fargo Bank, N.A., as Trustee(2)

5.1*	Opinion of Ballard Spahr Andrews & Ingersoll LLP regarding legality of the securities being registered

8.1*	Opinion of O’Melveny & Myers LLP regarding certain tax matters

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges(3)

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm to the incorporation by reference of its report dated January 21, 2004, with respect to New Century TRS’s financial statements

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm to the inclusion of its report dated September 8, 2004, with respect to New Century Financial’s consolidated balance sheet

23.3*	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated October 11, 2004 with respect to New Century Financial’s supplemental consolidated financial statements

23.4	Consent of Ballard Spahr Andrews & Ingersoll LLP (included as part of Exhibit 5.1)

23.5	Consent of O’Melveny & Myers LLP (included as part of Exhibit 8.1)

24.1†	Powers of Attorney for New Century Financial and New Century TRS

Exhibit Number	Description
25.1	Form T-1 Statement of Eligibility of Trustee under the Indenture(5)

99.1*	Form of Letter of Transmittal

99.2*	Notice of Guaranteed Delivery

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.4*	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

*	Filed herewith.
†	Included on the signature pages to the joint Registration Statement on Form S-4 (Nos. 333-120209 and 333-120209-01) of New Century Financial and New Century TRS as filed with the Securities and Exchange Commission on November 4, 2004.
(1)	Incorporated herein by reference to New Century Financial’s Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2004.
(2)	Incorporated herein by reference to New Century Financial’s Form 8-K as filed with the Securities and Exchange Commission on October 1, 2004.
(3)	Incorporated herein by reference to New Century Financial’s Form S-3 Registration Statement (No.333-119753) and New Century TRS’s Post-Effective Amendment to Form S-3 Registration Statement (No. 333-109727) as filed with the Securities and Exchange Commission on October 14, 2004.
(4)	Incorporated herein by reference to New Century TRS’s Form 8-K as filed with the Securities and Exchange Commission on December 11, 2003.
(5)	Incorporated herein by reference to New Century TRS’s Form S-3 Registration Statement (No. 333-109727) as filed with the Securities and Exchange Commission on October 15, 2003

Item 22. Undertakings

(a) The undersigned registrants (the “Registrants”) hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(d) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, New Century Financial Corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 17th day of November, 2004.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ ROBERT K. COLE
Robert K. Cole Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President and Chief Operating Officer	November 17, 2004

/s/ PATTI M. DODGE Patti M. Dodge	Chief Financial Officer (Principal Financial and Accounting Officer)	November 17, 2004

/s/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 17, 2004

/s/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman-Finance and Director	November 17, 2004

* Harold A. Black	Director	November 17, 2004

* Fredric J. Forster	Director	November 17, 2004

* Donald E. Lange	Director	November 17, 2004

* William J. Popejoy	Director	November 17, 2004

* Michael M. Sachs	Director	November 17, 2004

* Terrence P. Sandvik	Director	November 17, 2004

* Richard A. Zona	Director	November 17, 2004

*By:	/s/ ROBERT K. COLE
Robert K. Cole Attorney-In-Fact

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, New Century TRS Holdings, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 17th day of November, 2004.

NEW CENTURY TRS HOLDINGS, INC.

By:	/s/ ROBERT K. COLE
Robert K. Cole Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, or either of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President and Chief Operating Officer	November 17, 2004

/s/ PATTI M. DODGE Patti M. Dodge	Chief Financial Officer (Principal Financial and Accounting Officer)	November 17, 2004

/s/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 17, 2004

/s/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman-Finance and Director	November 17, 2004

2

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Dealer Manager Agreement
3.1	Articles of Amendment and Restatement of New Century Financial(1)
3.2	Amended and Restated Bylaws of New Century Financial(1)
4.1	Specimen Certificate for New Century Financial Common Stock(3)
4.2	Indenture, dated as of July 8, 2003, by and between New Century TRS and Wells Fargo Bank, N.A., as Trustee(4)
4.3	First Supplemental Indenture, dated as of September 30, 2004, by and among New Century Financial, New Century TRS and Wells Fargo Bank, N.A., as Trustee(2)
5.1*	Opinion of Ballard Spahr Andrews & Ingersoll LLP regarding legality of the securities being registered

8.1*	Opinion of O’Melveny & Myers LLP regarding certain tax matters
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges(3)
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm to the incorporation by reference of its report dated January 21, 2004, with respect to New Century TRS’s financial statements
23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm to the inclusion of its report dated September 8, 2004, with respect to New Century Financial’s consolidated balance sheet
23.3*

Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated October 11, 2004 with respect to New Century Financial’s supplemental consolidated financial statements

23.4	Consent of Ballard Spahr Andrews & Ingersoll LLP (included as part of Exhibit 5.1)
23.5	Consent of O’Melveny & Myers LLP (included as part of Exhibit 8.1)
24.1†	Powers of Attorney for New Century Financial and New Century TRS
25.1	Form T-1 Statement of Eligibility of Trustee under the Indenture(5)
99.1*	Form of Letter of Transmittal
99.2*	Notice of Guaranteed Delivery
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99.4*	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

*	Filed herewith.
†	Included on the signature pages to the joint Registration Statement on Form S-4 (Nos. 333-120209 and 333-120209-01) of New Century Financial and New Century TRS as filed with the Securities and Exchange Commission on November 4, 2004.
(1)	Incorporated herein by reference to New Century Financial’s Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2004.
(2)	Incorporated herein by reference to New Century Financial’s Form 8-K as filed with the Securities and Exchange Commission on October 1, 2004.
(3)	Incorporated herein by reference to New Century Financial’s Form S-3 Registration Statement (No. 333-119753) and New Century TRS’s Post-Effective Amendment to Form S-3 Registration Statement (No. 333-109727) as filed with the Securities and Exchange Commission on October 14, 2004.
(4)	Incorporated herein by reference to New Century TRS’s Form 8-K as filed with the Securities and Exchange Commission on December 11, 2003.
(5)	Incorporated herein by reference to New Century TRS’s Form S-3 Registration Statement (No. 333-109727) as filed with the Securities and Exchange Commission on October 15, 2003